Registration No. 333-138351


          ============================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------


                                   FORM SB-2/A
             Registration Statement Under The Securities Act Of 1933
                                (Amendment No. 1)


                                -----------------

                               RADIAL ENERGY INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


            Nevada                           1311               72-1580091
--------------------------------------------------------------------------------
  (State or jurisdiction of     (Primary Standard Industrial  (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)



               1200 Smith Street, Suite 1600, Houston, Texas 77002
                                 (713) 353-4963
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)


                        Copies of all communications to:

             G. Leigh Lyons                          Raymond A. Lee, Esq.
      President, Chief Executive                    Greenberg Traurig, LLP
  Officer and Chief Financial Officer         650 Town Center Drive, Suite 1700
          Radial Energy Inc.                         Costa Mesa, CA 92626
        1200 Smith Street, Suite 1600                 (714) 708-6500
          Houston, Texas 77002
            (713) 353-4963
 (Name, address and telephone number
         of agent for service)




                                -----------------


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


                         CALCULATION OF REGISTRATION FEE

================================================================================================
Title of each         Amount to be     Proposed maximum    Proposed maximum     Amount of
class of securities   register (1)     offering price      aggregate offering   registration fee
to be registered                       per unit            price

Common Stock          13,333,333       $0.94(2)            $12,533,333          $1,341.07
================================================================================================

(1) The 13,333,333 shares being registered for resale are for shares of our common stock issuable upon conversion of convertible debentures and upon exercise of warrants to the selling stockholders identified in the prospectus.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the OTCBB on October 30, 2006.




                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 2007



PRELIMINARY PROSPECTUS


                                13,333,333 SHARES

                               RADIAL ENERGY INC.

                                  COMMON STOCK

                                -----------------

         This prospectus relates to the resale of shares of our common stock by the selling stockholders of Radial Energy Inc. identified in this prospectus. These shares or interests therein may be offered and sold from time to time by the selling stockholders named herein or their transferees, and we will not receive any of the proceeds from the sale of these shares by the selling stockholders. We will bear the costs relating to the registration of these shares.

         The selling stockholders may dispose of their common stock through public or private transactions at prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. The selling stockholders will pay any sales commissions incurred in connection with the disposition of shares through this prospectus. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell some, all or none of the shares offered by this prospectus.


         Our shares are quoted on the OTC Bulletin Board under the symbol "RENG." The closing price of the shares as quoted on the OTC Bulletin Board on February 7, 2007 was $0.525 per share.


         No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

                                -----------------

         YOU SHOULD CAREFULLY CONSIDER "RISK FACTORS" BEGINNING ON PAGE 3 FOR IMPORTANT INFORMATION YOU SHOULD CONSIDER WHEN DETERMINING WHETHER TO INVEST IN OUR COMMON STOCK.


                                -----------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                -----------------

                       THE DATE OF THIS PROSPECTUS IS [ ]


                                TABLE OF CONTENTS

Prospectus Summary.................................................   1
Risk Factors.......................................................   3
Forward-Looking Statements.........................................   9
Use of Proceeds....................................................  10
Price Range of Common Stock........................................  11
Dividend Policy....................................................  11
About The Offering.................................................  12
Selling Stockholders...............................................  12
Plan of Distribution...............................................  13
Description of Business............................................  15
Management's Plan of Operation.....................................  17
Legal Proceedings..................................................  18
Management.........................................................  19
Related Party Transactions.........................................  22
Indemnification....................................................  22
Security Ownership of Certain Beneficial Owners and Management.....  22
Description of Capital Stock.......................................  23
Legal Matters......................................................  23
Experts............................................................. 23
Where You Can Find More Information................................  23
Index To Financial Information..................................... F-1

                               PROSPECTUS SUMMARY

         WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, ONLY THE SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS, AND ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.


         IN THIS PROSPECTUS, THE WORDS "RADIAL ENERGY," "COMPANY," "WE," "OUR," "OURS" AND "US" REFER ONLY TO RADIAL ENERGY INC. (UNLESS INDICATED OTHERWISE), AND NOT TO ANY OF THE SELLING STOCKHOLDERS. THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. YOU SHOULD READ CAREFULLY THIS ENTIRE PROSPECTUS, INCLUDING THE "RISK FACTORS," FINANCIAL INFORMATION AND RELATED NOTES, AS WELL AS THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION.


COMPANY BACKGROUND

         Our company was incorporated in the State of Nevada on June 30, 2000, under the name of "All Printer Supplies.com." On April 17, 2003, we changed our name to "BV Pharmaceuticals, Inc." and became a provider of information and services in the areas of personal DNA collection, analysis, profiling, banking and DNA profile database maintenance. Effective as of April 3, 2006, through a statutory merger with our wholly owned subsidiary in which we were the surviving corporation, we changed our name to "Radial Energy Inc."


         Radial Energy Inc. is a Nevada corporation. Our common stock is quoted for trading on the OTC Bulletin Board under the symbol RENG. Our principal executive offices are located at 1200 Smith Street, Suite 1600, Houston, Texas 77002. Our telephone number is (713) 353-4963. Our fax number is (713) 353-8740. We maintain a website at www.radialenergyinc.com.


BUSINESS OVERVIEW

         In March 2006, we began a new business plan concentrating on the acquisition, exploration, development, and production of domestic and international oil and gas projects. Radial Energy's primary focus is on identifying previously drilled but subsequently abandoned wells that encountered and/or tested live oil or natural gas indicating the presence of marketable hydrocarbons, reservoir, and trap. As of the date of filing of this prospectus, we hold the right to purchase interests in projects in South America and in Texas and are continuing to explore other opportunities in North America and Latin America.


         We are an exploration stage company that has not generated revenues from our current operations in the oil and gas industry. There is no historical financial information about Radial Energy upon which to base an evaluation of our performance. We cannot guarantee we will be successful in our new core business or in any business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and in the exploration of oil and gas reserves.

         Future financing may not be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue with our current business plan. If equity financing is available to us on acceptable terms, it could result in additional dilution to our existing stockholders.


PRIVATE PLACEMENT

         On October 2, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the private placement of secured convertible debentures (the "Debentures") in the aggregate principal amount of $5 million. We closed on the first $2 million on October 4, 2006; an additional $1.5 million will be funded on the date a registration statement covering the resale of the shares underlying the securities is filed with the Securities and Exchange Commission (the "SEC"); and the final $1.5 million will be funded within three business days after the registration statement is declared effective by the SEC. As part of the transaction, we issued to the purchaser warrants (the "Warrants") to purchase an aggregate of 8,166,666 shares of our common stock, and we are obligated to issue to the purchaser an additional Warrant to purchase 1,000,000 shares of our common stock when the final tranche is funded. This prospectus relates to the resale of an aggregate of 13,333,333 shares of common stock issuable upon the exercise of the Warrants and upon the conversion of the Debentures.

THE OFFERING

         This prospectus relates to the resale of shares of our common stock by the selling stockholders of Radial Energy Inc. identified in this prospectus.

         We are not selling any shares of common stock in this offering, and we will not receive any of the proceeds from the sale of these shares by the selling stockholders. All costs associated with this registration will be borne by us.

         The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell some, all or none of the shares offered by this prospectus.


         Common stock outstanding as of
         February 5, 2007                  44,585,824


         Common stock offered by selling
         stockholders                      Up to 13,333,333 shares

         Use of proceeds                   We will not receive any of the
                                           proceeds from the sale of the common
                                           stock by the selling stockholders
                                           under this prospectus. See "Use of
                                           Proceeds" for a complete description.

         OTCBB Trading symbol              RENG

         Risk Factors                      The securities offered by this
                                           prospectus are speculative and
                                           involve a high degree of risk and
                                           investors purchasing securities
                                           should not purchase the securities
                                           unless they can afford the loss of
                                           their entire investment. See "Risk
                                           Factors" beginning on page 3.

                                  RISK FACTORS


         AN INVESTMENT IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND UNCERTAINTY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF OUR COMPANY, BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.


                          RISKS RELATED TO OUR COMPANY


         WE ARE AN EXPLORATION STAGE COMPANY AND THE LIKELIHOOD OF OUR REACHING THE DEVELOPMENT STAGE IS REMOTE.

         Our company has no revenues from operations and must be considered in the exploration stage. We have no ongoing oil and gas operations of any kind. Potential investors should be aware that the likelihood of our company reaching the development stage is remote.


         WE HAVE A LIMITED OPERATING HISTORY, AND IF WE ARE NOT SUCCESSFUL IN CONTINUING TO GROW OUR BUSINESS, THEN WE MAY HAVE TO SCALE BACK OR EVEN CEASE OUR ONGOING BUSINESS OPERATIONS.


         Our company has a limited operating history. The success of the company is significantly dependent on a successful acquisition, drilling, completion and production program. Our company's operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves and be forced to cease operations. We are in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.


OUR COMPANY'S INDEPENDENT AUDITORS HAVE EXPRESSED A RESERVATION THAT OUR COMPANY CAN CONTINUE AS A GOING CONCERN.

         Our company's operations have been limited to general administrative operations and a limited amount of exploration. Our company's ability to continue as a going concern is dependent on our ability to raise additional capital to fund future operations and ultimately to attain profitable operations. Accordingly, these factors raise substantial doubt as to the company's ability to continue as a going concern.


WE DO NOT OPERATE PROFITABLY OR GENERATE POSITIVE CASH FLOW, AND AS A RESULT, WE MAY BE FORCED TO CURTAIL OR CLOSE OUR OPERATIONS.


         If we cannot generate positive cash flows in the future, or raise sufficient financing to continue our normal operations, then we may be forced to scale down or even close our operations. In particular, additional capital may be required in the event that:


         o we are unable to successfully explore and develop our current projects;


         o drilling and completion costs for further wells increase beyond our expectations; or

         o we encounter greater costs associated with general and administrative expenses or offering costs.

         The occurrence of any of the aforementioned events could adversely affect our ability to meet our business plans.

         We will depend almost exclusively on outside capital to pay for the continued exploration and development of our properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing exploration and development costs or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

         If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment.


EXPANSION OF OUR OPERATIONS REQUIRES SIGNIFICANT CAPITAL EXPENDITURES AND WE MAY BE UNABLE TO OBTAIN SUFFICIENT FINANCING RESULTING IN THE ABANDONMENT OF OTHERWISE VALUABLE PROJECTS.


         Our business model contemplates expansion of our business by drilling on our existing properties and identifying and acquiring additional oil and gas properties. We intend to rely on external sources of financing to meet the capital requirements associated with the exploration and expansion of our oil and gas operations. We plan to obtain the future funding that we will need through debt and equity markets, but we cannot be assured that we will be able to obtain additional funding when it is required or that it will be available to us on commercially acceptable terms.

         We also intend to make offers to acquire oil properties in the ordinary course of our business. If these offers are accepted, our capital needs will increase substantially. If we fail to obtain the funding that we need when it is required, we may have to forego or delay potentially valuable opportunities to acquire new oil and gas properties or default on existing funding commitments to third parties and forfeit or dilute our rights in existing oil property interests.


OUR ABILITY TO CONTINUE OPERATIONS IS DEPENDENT UPON OUR ABILITY TO SUCCESSFULLY IDENTIFY, ACQUIRE AND DEVELOP OIL PROPERTIES.

         Our future performance depends upon our ability to find, develop and acquire oil and gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, we will not be able to develop reserves or generate revenues. We may not be able to find and develop or acquire reserves on acceptable terms, or that commercial quantities of oil and gas deposits may not be discovered sufficient to enable us to recover our acquisition, exploration and development costs or sustain our business.


         The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. In addition, no assurances can be given that our exploitation and development activities will result in the discovery of any reserves. Our operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties, or unusual or unexpected formations, pressures and/or work interruptions. In addition, the costs of exploitation and development may materially exceed initial estimates.

         We can provide no assurance that oil and gas will be discovered in commercial quantities in any of the properties we currently hold interests in or properties in which we may acquire interests in the future. Our success will depend upon our ability to acquire working and revenue interests in properties upon which oil reserves are ultimately discovered in commercial quantities. We do not have an established history of locating and developing properties that have oil and gas reserves.


WE ARE MINORITY STAKEHOLDERS IN SOME OF OUR PROJECTS AND WE DO NOT CONTROL ALL OF OUR OPERATIONS.

         We are minority stakeholders in some of our projects and may be obligated to fulfill the interests of our majority partners. We do not operate all of our properties and we therefore have limited influence over the testing, drilling and production operations of our properties. Our lack of control could result in the following:

         o the operator might initiate exploration or development on a faster or slower pace than we prefer resulting in our company foregoing all of a portion of our exploration investment;

         o the operator might propose to drill more wells or build more facilities on a project than we have funds for or that we deem appropriate, which could mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of exploration costs;

         o we could have our working interest ownership in the related lands and petroleum reserves reduced as a result of our failure to participate in development expenditures despite having paid for the rights to these revenues; and

         o if an operator refuses to initiate a project, we may be unable to pursue the project as we have limited capital, no field personnel or equipment, and no existing field operations.

     Any of these events could materially reduce the value of our properties and could result in loss of our investment.

OUR ABILITY TO ENGAGE IN AND TO COMPLETE THE FUTURE EXPLORATION AND DEVELOPMENT PROJECTS DESCRIBED IN THE PROSPECTUS ARE SUBJECT TO SEVERAL UNCERTAINTIES THAT MAY CAUSE US TO LOSE OUR INTEREST IN THOSE PROJECTS OR CAUSE US TO ABANDON THOSE PROJECTS BEFORE WE ARE ABLE TO RECOGNIZE ANY REVENUE FROM THEM.

         Our current exploitation and development plans are described in this prospectus under the sections title "Description of Business," and "Management's Plan of Operation." Whether we ultimately undertake or complete an exploitation or development project is dependent upon the following factors:

         o availability and cost of capital as our projects contain contractual obligations to fund operations on short notice and failure to fund may result in the termination of our participation;

         o receipt of additional seismic data or the reprocessing of existing data;

         o our decision to pursue our project was based on current and projected oil or natural gas prices and declining prices will reduce the economic feasibility of our exploration projects resulting in our decision to abandon such projects;

         o the costs and availability of drilling rigs and other equipment supplies and personnel necessary to conduct these operations;

         o     success or failure of activities in similar areas;

         o     changes in the estimates of the costs to complete the projects;

         o our ability to attract other industry partners to acquire a portion of the working interest to reduce costs and exposure to risks; and

         o     decisions of our joint working interest owners and partners.


We will continue to gather data about our projects and it is possible that additional information will cause us to alter our schedule or determine that a project should not be pursued at all. Any one of the foregoing factors may cause our plan of operation to be materially changed from that described in this prospectus.

OUR DECISION TO INVEST IN CERTAIN OIL AND GAS PROPERTIES RELIES HEAVILY UPON RESERVE, GEOLOGICAL AND ENGINEERING DATA, AND DISCREPANCIES BETWEEN ACTUAL RECOVERABLE RESERVES AND ESTIMATED RECOVERABLE RESERVES MAY OCCUR DUE TO DATA ERRORS, FAULTY ASSUMPTIONS AND MISINTERPRETATIONS.


         The reserve, geological and engineering data information that we use in evaluating oil and gas prospects is based on estimates involving a great deal of uncertainty. Different engineers may make different estimates of reserves and cash flows based on the same available data. Reserve estimates depend in large part upon the reliability of available geologic and engineering data, which is inherently imprecise. Geologic and engineering data are used to determine the probability that a reservoir of oil and gas exists at a particular location, and whether oil and/or gas and natural gas are recoverable from a reservoir. Recoverability is ultimately subject to the accuracy of data including, but not limited to, geological characteristics of the reservoir, structure, reservoir fluid properties, the size and boundaries of the drainage area, reservoir pressure, and the anticipated rate of pressure depletion. The evaluation of these and other factors is based upon available seismic data, computer modeling, well tests and information obtained from production of oil and gas from adjacent or similar properties, but the probability of the existence and recoverability of reserves is less than 100% and actual recoveries of proved reserves can differ from estimates.

         Reserve estimates also require numerous assumptions relating to operating conditions and economic factors, including the price at which recovered oil and gas can be sold, the costs of recovery, assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs, prevailing environmental conditions associated with drilling and production sites, availability of enhanced recovery techniques, ability to transport oil and gas to markets and governmental and other regulatory factors, such as taxes and environmental laws. A negative change in any one or more of these factors could result in quantities of oil and gas previously estimated as proved reserves becoming uneconomic. For example, a decline in the market price of oil or gas to an amount that is less than the cost of recovery of such oil or gas in a particular location could make production commercially impracticable. The risk that a decline in price could have that effect is magnified in the case of reserves requiring sophisticated or expensive production enhancement technology and equipment, such as some types of heavy oil. Each of these factors, by having an impact on the cost of recovery and the rate of production, will also affect the present value of future net cash flows from estimated reserves.


ESSENTIAL EQUIPMENT MIGHT NOT BE AVAILABLE WHICH WOULD RESTRICT OUR ABILITY TO EXPLORE IN THOSE AREAS CAUSING DELAY OR FAILURE IN THE IMPLEMENTATION OF OUR BUSINESS PLAN.

         Oil and gas exploitation and development activities depend upon the availability of drilling and related equipment in the particular areas where those activities will be conducted. Demand for that equipment or access restrictions may affect the availability of that equipment to us and delay our exploitation and development activities. Further, our operations are spread over a vast geographical location including multiple countries and remote locations making it difficult to ship, maintain and repair equipment. Extended delays in obtaining, repairing or maintaining our equipment could result in the expiration of leaseholds and/or the inability for our company to meet its contractual obligations resulting in the loss of our investment.


THE LOSS OF KEY EMPLOYEES WOULD MATERIALLY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS AND IMPLEMENT OUR BUSINESS PLAN.

         Our business operations are managed by two key employees, G. Leigh Lyons, our President, Chief Executive Officer, and Chief Financial Officer, and Omar Hayes, our Chief Operating Officer. The loss of the services of such employees could seriously impair our business operations. We do not have key man life insurance on any of our executives.


         Our company relies heavily on external firms for consulting, engineering, accounting and legal services. Without positive cash flows or additional financing, we will not be able to continue to rely on external firms and we may be forced to scale down or even close our operations.


OUR BYLAWS CONTAIN PROVISIONS INDEMNIFYING OUR OFFICERS AND DIRECTORS AGAINST ALL COSTS, CHARGES AND EXPENSES INCURRED BY THEM.

         Our bylaws contain provisions with respect to the indemnification of our officers and directors against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in a civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been one of our directors or officers.

OUR BYLAWS DO NOT CONTAIN ANTI-TAKEOVER PROVISIONS, WHICH COULD RESULT IN A CHANGE OF OUR MANAGEMENT AND DIRECTORS IF THERE IS A TAKE-OVER OF OUR COMPANY.

         We do not currently have a shareholder rights plan or any anti-takeover provisions in our bylaws. Without any anti-takeover provisions, there is no deterrent for a take-over of our company, which may result in a change in our management and directors.

                          RISKS RELATED TO OUR INDUSTRY

THE SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS PLAN IS SUBJECT TO RISKS INHERENT IN THE OIL AND GAS BUSINESS.

         Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire properties and to drill exploratory wells. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment in a particular property. If exploration efforts are unsuccessful in establishing proved reserves and exploration activities cease, the amounts accumulated as unproved costs will be charged against earnings as impairments.


THE OIL AND GAS INDUSTRY IS HIGHLY COMPETITIVE AND MAY RESTRICT OUR ABILITY TO SUCCESSFULLY ACQUIRE, EXPLORE AND DEVELOP ADDITIONAL PROPERTIES.


         The oil and gas industry is highly competitive. We compete with oil and gas companies and other individual producers and operators, many of which have longer operating histories and substantially greater financial and other resources than we do, as well as companies in other industries supplying energy, fuel and other needs to consumers. Many of these companies not only explore for and produce crude oil and gas, but also carry on refining operations and market petroleum and other products on a worldwide basis. Our larger competitors, by reason of their size and relative financial strength, can more easily access capital markets than we can and may enjoy a competitive advantage in the recruitment of qualified personnel. They may be able to absorb the burden of any changes in laws and regulation in the jurisdictions in which we do business and handle longer periods of reduced prices of gas and oil more easily than we can. Our competitors may be able to pay more for productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to acquire additional properties in the future will depend upon our ability to conduct efficient operations, evaluate and select suitable properties, implement advanced technologies and consummate transactions in a highly competitive environment.

OIL AND GAS OPERATIONS ARE SUBJECT TO COMPREHENSIVE REGULATION WHICH MAY CAUSE SUBSTANTIAL DELAYS OR REQUIRE CAPITAL OUTLAYS IN EXCESS OF THOSE ANTICIPATED CAUSING AN ADVERSE EFFECT ON OUR COMPANY.

         Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which it may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.


ANY CHANGE TO GOVERNMENT REGULATION/ADMINISTRATIVE PRACTICES MAY HAVE A NEGATIVE IMPACT ON OUR ABILITY TO CONTINUE OPERATIONS AND OUR ABILITY TO BECOME PROFITABLE IN THE FUTURE.


         The laws, regulations, policies or current administrative practices of any governmental body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter the ability of our company to carry on our business. The actions, policies or regulations, or changes thereto, of any governmental body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

THE MARKETABILITY OF NATURAL RESOURCES WILL BE AFFECTED BY NUMEROUS FACTORS BEYOND OUR CONTROL WHICH MAY RESULT IN US NOT RECEIVING AN ADEQUATE RETURN ON INVESTED CAPITAL TO BE PROFITABLE OR VIABLE.

         The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulation concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.


MARKET FLUCTUATIONS IN THE PRICES OF OIL AND GAS COULD ADVERSELY AFFECT OUR PROPERTIES REDUCING THE RETURN ON INVESTED CAPITAL BELOW LEVELS DEEMED NECESSARY TO CONTINUE OPERATIONS.


         Prices for oil and gas tend to fluctuate significantly in response to factors beyond our control. These factors include, but are not limited to, the continued war in the Middle East and actions of the Organization of Petroleum Exporting Countries and its maintenance of production constraints, the U.S. economic environment, weather conditions, the availability of alternate fuel sources, transportation interruption, the impact of drilling levels on crude oil and gas supply, and the environmental and access issues that could limit future drilling activities for the industry.

         Changes in commodity prices may significantly affect our capital resources, liquidity and expected operating results. Price changes directly affect revenues and can indirectly impact expected production by changing the amount of funds available to reinvest in exploration and development activities. Reductions in oil and gas prices not only reduce revenues and profits, but could also reduce the quantities of reserves that are commercially recoverable. Significant declines in prices could result in non-cash charges to earnings due to impairment.

         Changes in commodity prices may also significantly affect our ability to estimate the value of producing properties for acquisition and divestiture and often cause disruption in the market for oil and gas producing properties, as buyers and sellers have difficulty agreeing on the value of the properties. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation of projects. We expect that commodity prices will continue to fluctuate significantly in the future.

                           RISKS RELATED TO OUR STOCK

TRADING IN OUR COMMON SHARES ON THE OTC BULLETIN BOARD IS LIMITED AND SPORADIC MAKING IT DIFFICULT FOR OUR SHAREHOLDERS TO SELL THEIR SHARES OR LIQUIDATE THEIR INVESTMENTS.

         Our common shares are currently quoted on the OTC Bulletin Board. The trading price of our common shares has been subject to wide fluctuations. Trading prices of our common shares may fluctuate in response to a number of factors, many of which will be beyond our control. The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with no current business operation. There can be no assurance that trading prices and price earnings ratios previously experienced by our common shares will be matched or maintained. These broad market and industry factors may adversely affect the market price of our common shares, regardless of our operating performance.

         In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted. Such litigation, if instituted, could result in substantial costs for us and a diversion of management's attention and resources.


WE PLAN TO ISSUE ADDITIONAL SHARES OR RAISE FUNDS THROUGH THE SALE OF EQUITY SECURITIES, AND IF WE ARE ABLE TO DO SO, YOUR INTERESTS IN OUR COMPANY WILL BE DILUTED AND YOU MAY SUFFER DILUTION IN YOUR NET BOOK VALUE PER SHARE.

         In the event that we are required to issue any additional shares or enter into private placements to raise financing through the sale of equity securities, your interests in our company will be diluted and you may suffer dilution in your net book value per share depending on the price at which such securities are sold. If we issue any such additional shares, such issuances also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change in our control without your consent or the consent of a majority of the shareholders.

THE HOLDERS OF THE CONVERTIBLE DEBENTURES HAVE THE OPTION OF CONVERTING THE CONVERTIBLE DEBENTURES INTO SHARES OF OUR COMMON STOCK. THE HOLDERS OF THE CONVERTIBLE DEBENTURES MAY ALSO EXERCISE THEIR COMMON SHARE PURCHASE WARRANTS. IF THE CONVERTIBLE DEBENTURES ARE CONVERTED OR THE SHARE PURCHASE WARRANTS ARE EXERCISED, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

         The issuance of shares of our common stock upon conversion of the convertible debentures and upon exercise of the share purchase warrants will result in dilution to the interests of other holders of our common stock. The principal amount of the convertible debentures may be converted at the option of the holders into shares of our common stock at the lower of a fixed price of $1.0536 per share or 90% of the lowest daily volume weighted average trading price per share for the 15 trading days prior to conversion, subject to adjustment pursuant to the anti-dilution provisions as set forth in the convertible debentures. Each convertible debenture and each share purchase warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible debenture or the exercise price of the share purchase warrant, the conversion price of the convertible debentures or the exercise price of the warrants will be reduced, depending on the number of shares of common stock that we issue at that lower price, to a price which is less than the conversion price or the exercise price.

THE HOLDER OF THE CONVERTIBLE DEBENTURES HAS THE OPTION OF CONVERTING THE PRINCIPAL OUTSTANDING UNDER THE CONVERTIBLE DEBENTURES INTO SHARES OF OUR COMMON STOCK. IF THE HOLDER CONVERTS THE CONVERTIBLE DEBENTURES, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.


         At the conclusion of our private placement with Cornell Capital Partners, we will have issued convertible debentures in the aggregate principal amount of $5,000,000 to Cornell Capital Partners. Although the shares of common stock to be issued upon conversion of the debentures under the existing conversion price (prior to any potential adjustments according to the terms of the debentures) are included in this prospectus, they have not yet been issued, and in addition, the conversion of the debentures could be effected in whole or in part in respect of the then outstanding principal under the debentures. Further, the terms of the debenture provide that under certain circumstances, the conversion price will be reduced. The conversion of the convertible debentures will result in dilution to the interests of other holders of our common stock since the holder may ultimately convert the full amount of the convertible debentures and sell all of these shares into the public market. The following table sets forth the number and percentage of shares of our common stock that would be issuable if the holder of the debentures converted at the base fixed conversion price of $1.0536 and reduced conversion prices of $0.90, $0.80, $0.70, $0.60 and $0.50.


    -----------------------------------------------------------------------

                          Number of Shares Issuable
                              on Conversion of         Percentage of Issued
    Conversion Price     Convertible Debentures(1)       and Outstanding(2)
    -----------------------------------------------------------------------

    $1.0536                        4,745,634                    9.6%
    -----------------------------------------------------------------------
    $0.90                          5,555,556                   11.1%
    -----------------------------------------------------------------------
    $0.80                          6,250,000                   12.3%
    -----------------------------------------------------------------------
    $0.70                          7,142,857                   13.8%
    -----------------------------------------------------------------------
    $0.60                          8,333,333                   15.7%
    -----------------------------------------------------------------------
    $0.50                         10,000,000                   18.3%
    -----------------------------------------------------------------------

(1) Represents the number of shares issuable if all principal amounts of all of the convertible debentures were converted at the corresponding conversion price.


(2) Represents the percentage of the total outstanding common stock that the shares issuable on conversion of the convertible debentures without regard to any contractual or other restriction on the number of securities the selling stockholder may own at any point in time. Based on 44,585,824 shares issued and outstanding on February 5, 2007.

BECAUSE OF THE EARLY STAGE OF DEVELOPMENT AND THE NATURE OF OUR BUSINESS, OUR SECURITIES ARE CONSIDERED HIGHLY SPECULATIVE.

         Our securities must be considered highly speculative, generally because of the nature of our business and the early stage of its development. We are engaged in the business of exploring and, if warranted, developing commercial reserves of oil and gas. Our properties are in the exploration stage only and are without known reserves of oil and gas. Accordingly, we have not generated any revenues nor have we realized a profit from our operations to date and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon locating and developing economic reserves of oil and gas, which itself is subject to numerous risk factors as set forth herein. Since we have not generated any revenues, we will have to raise additional monies through the sale of our equity securities or debt in order to continue our business operations.

A DECLINE IN THE PRICE OF OUR COMMON STOCK COULD AFFECT OUR ABILITY TO RAISE FURTHER WORKING CAPITAL AND ADVERSELY IMPACT OUR OPERATIONS.

         A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because our operations have been primarily financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our liquidity and our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new projects and continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

WE DO NOT EXPECT TO PAY DIVIDENDS.

         We have not paid dividends since inception on our common stock, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD, WE COULD BE INVESTIGATED BY THE SEC OR WE COULD INCUR LIABILITY TO OUR SHAREHOLDERS.

         Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. Failure to remain current in our reporting obligations might also subject us to SEC investigation or private rights of action by our shareholders.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OFF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

         The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and

         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

         o obtain financial information and investment experience objectives of the person; and

         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and

         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

NASD SALES PRACTICE REQUIREMENTS MAY ALSO LIMIT A STOCKHOLDER'S ABILITY TO BUY AND SELL OUR STOCK.

         In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking statements included in this prospectus. Such statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "intend," "continue," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of actors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements address future events and conditions concerning our plan of operation, liquidity and capital resources and accounting matters. Actual results in each case could differ materially from those anticipated in such statements by reason of factors such as future economic conditions, changes in consumer demand, legislative, regulatory and competitive developments in markets in which we operate, and other circumstances affecting anticipated revenues and costs, as more fully disclosed in our discussion of risk factors beginning on page 3.

         We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Additional factors that could cause such results to differ materially from those described in the forward-looking statements are set forth in connection with the forward-looking statements.


                                 USE OF PROCEEDS


         All of the net proceeds from the sale of the shares offered pursuant to this prospectus will go to the stockholders who offer and sell them. We will not receive any proceeds from the sale of shares by the selling stockholders. A portion of the shares offered pursuant to this prospectus are issuable upon the exercise of warrants. If these warrants are fully exercised by payment of the exercise price in cash, we will receive gross proceeds of approximately $2,500,000 (based on warrants to purchase 3,333,333 shares of common stock at an exercise price of $0.75 per share), which will be used for general corporate purposes, including working capital. The actual allocation of proceeds realized from the exercise of these warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. The outstanding warrants may not be exercised, at the discretion of the holder.

                           PRICE RANGE OF COMMON STOCK

         Our common stock, par value $.001, is currently quoted on the OTC Bulletin Board under the symbol "RENG"; however, active trading market in our common stock did not commence until February 2006. We completed a 4-for-1 forward stock split of our issued and outstanding shares of common stock on February 20, 2006. The following table sets forth the high and low bid prices for our common stock for the periods indicated. Such quotations are taken from information provided by Exshare and reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                                              Bid
                                                         --------------
                                                         High      Low
                                                         ----     -----

     Fiscal year ending December 31, 2006:
        First Quarter..........................          $1.25    $0.25
        Second Quarter.........................          $1.02    $0.61
        Third Quarter..........................          $1.14    $0.69
        Fourth Quarter..........................         $1.065   $0.58



         As of February 5, 2007, there were 44,585,824 shares of our common stock outstanding owned by approximately 46 holders of record.


                                 DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

                               ABOUT THE OFFERING

         On October 2, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the private placement of secured convertible debentures in the aggregate principal amount of $5 million. We closed on the first $2 million on October 4, 2006; an additional $1.5 million will be funded on the date a registration statement covering the resale of the shares underlying the securities is filed with the Securities and Exchange Commission (the "SEC"); and the final $1.5 million will be funded within three business days after the registration statement is declared effective by the SEC. The debentures accrue interest at a rate of 7.0% per annum, payable on the maturity date, and payable in cash or in shares of our common stock, at our option. The term of the debentures is three years, and the debentures will be convertible at a conversion price equal to the lesser of $1.0536 or 90% of the lowest daily volume weighted average price during the 15 trading days immediately preceding the conversion date, subject to a weighted average anti-dilution adjustment and other adjustments. As part of the transaction, we issued to the purchaser warrants to purchase an aggregate of 8,166,666 shares of our common stock, and we are obligated to issue to the purchaser an additional warrant to purchase 1,000,000 shares of our common stock when the final tranche is funded. The terms of the debentures and the warrants provide that no conversions of the debentures and no exercises of the warrants shall be effected to the extent that after giving effect to such conversion or exercise, as the case may be, the holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion or exercise, as the case may be.

         As part of the private placement, we are registering an aggregate of 13,333,333 shares of our common stock issuable upon exercise of the warrants and upon conversion of the debentures.

                              SELLING STOCKHOLDERS

         The table below lists the selling stockholders and the shares being registered for resale. The selling stockholders may sell all, some, or none of their shares of our common stock in this offering. After the offering is complete, assuming that the selling stockholders sell all of their shares of our common stock offered for resale, the selling stockholders will not own any shares of our common stock. The selling stockholders may not convert any of the secured convertible debentures and may not exercise any of their warrants. Other than as noted below, the selling stockholders have not had any material relationship with us within the past three years.

                                                            Percentage of
                                                Shares             Shares
                                          Beneficially       Beneficially   Shares to be        Percentage of Shares
                                          Owned Before   Owned Before the    Sold in the          Beneficially Owned
                                          the Offering       Offering (1)       Offering         Before the Offering
                                          _____________  ________________   ________________     ___________________
Cornell Capital Partners, L.P.....          2,341,682(2)        4.99%          13,333,333(3)                    0%

                                            ---------                          ----------
Totals............................          2,341,682                          13,333,333
                                            =========                          ==========

----------------------------------------

(1) Applicable percentage of ownership is based on 44,585,824 shares of common stock outstanding as of October 30, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of October 30, 2006, for the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of October 30, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Includes 2,341,682 shares of common stock underlying convertible debentures and warrants held by Cornell Capital Partners that are convertible into shares of common stock within 60 days of October 30, 2006, such that the number of shares beneficially owned by Cornell Capital Partners, upon giving effect to the conversion under the convertible debentures and/or the exercise of the warrants, would not cause the aggregate number of shares beneficially owned by Cornell Capital Partners and its affiliates to exceed 4.99% of the total outstanding shares of Radial Energy. As of October 30, 2006, Cornell Capital Partners does not hold any shares of record. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. The principal business address of Cornell is 101 Hudson Street - Suite 3700, Jersey City, NJ 07303. Cornell Capital Partners is not a registered broker-dealer or an affiliate of a registered broke- dealer.

(3) Consists of shares of common stock underlying convertible debentures and warrants.

                              PLAN OF DISTRIBUTION

         Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter bulletin board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use anyone or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o     privately negotiated transactions;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o     a combination of any such methods of sale;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

         o     any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

         We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We win make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


         The selling stockholders may not sell the common stock included in this offering to cover short sales made prior to effectiveness of the registration statement. Upon closing the purchase of the secured convertible debentures, the selling stockholders represented and warranted to the company that they did not have an open short position in our common stock.

                             DESCRIPTION OF BUSINESS


CORPORATE HISTORY

         Our company was incorporated in the State of Nevada on June 30, 2000, under the name of "All Printer Supplies.com." On April 17, 2003, we changed our name to "BV Pharmaceuticals, Inc." and became a provider of information and services in the areas of personal DNA collection, analysis, profiling, banking and DNA profile database maintenance. Effective as of April 3, 2006, through a statutory merger with our wholly owned subsidiary in which we were the surviving corporation, we changed our name to "Radial Energy Inc."

GENERAL


         We are an exploration stage company that has not generated revenues from our current operations in the oil and gas industry. There is no historical financial information about Radial Energy upon which to base an evaluation of our performance. We cannot guarantee we will be successful in our new core business or in any business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and in the exploration of oil and gas reserves.

         Future financing may not be available on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue with our current business plan.


BUSINESS

         In March 2006, we began a new business plan concentrating on the acquisition, exploration, development, and production of domestic and international oil and gas projects. Radial Energy's primary focus is on identifying previously drilled but subsequently abandoned wells that encountered and/or tested live oil or natural gas indicating the presence of marketable hydrocarbons, reservoir, and trap. As of the date of filing of this report, we have acquired working interests in projects in South America and in Texas and are continuing to explore other opportunities in North and Latin America.

         BLOCK 100, HUAYA ANTICLINE, PERU

         Pursuant to a Letter of Intent dated April 19, 2006, and a related Joint Operating Agreement effective as of May 11, 2006, we have acquired rights to a 20% working interest and 18% revenue interest in the Huaya Anticline Project, Block 100 oil prospect located in the Ucayali Basin, Peru. The project encompasses a structural closure of approximately 500 acres, with the potential for up to 41 well locations. We acquired the interest in the Block 100 project from Ziegler-Peru, Inc., an American company based in Texas, which sold the interest to us and will retain a 10 percent interest. The majority interest is owned by the concession-holder, Compania Consultora de Petroleo, S.A., a consulting company based in Lima, Peru. While Compania Consultora is the operator of record for the concession, Ziegler-Peru will act as contract driller and operator for the block.


         On January 31, 2007, we entered into an agreement with Compania Consultora de Petroleo, S.A. and Ziegler-Peru, Inc., which modified certain terms of our prior agreement. The January 2007 agreement increased the interest we acquired in the Huaya Anticline Project from 20% to 23 percent. As consideration for this interest, which is only for one well, we agreed to pay a total of $2,100,000, which funds also cover the acquisition of certain equipment to be used for drilling, testing, and evaluation of the first well. As of the date of the filing of this prospectus, we have paid in full our total financial obligation for the first well. After drilling of the first well is complete, we will have the option to proceed with the project by funding the drilling, testing and evaluation of another two wells on the property.

         After drilling of the first well is complete, we will have the option to proceed with the project by funding the drilling, testing and evaluation of another two wells on the property for an additional $1,550,000, which funds are expected to cover the acquisition and installation of all production facilities required to bring the hydrocarbons produced to market. Thereafter, we will have the option to pay for our 23% working interest share of the development and operation of the project. In the event Radial Energy and the other participating parties decide that the project is not feasible, the equipment acquired will be sold and we will be entitled to 67% of the proceeds. In addition, we have agreed to pay 10% of any future revenues from the Huaya Anticline Project to cover all reasonable costs to date above the sum of $1,050,000 relating to the purchase of equipment, drilling, and contracting expenses incurred by Ziegler-Peru until this amount is paid in full.

         A third-party geological assessment conducted by Gustavson Associates of Boulder, Colorado, a consultant contracted by Radial Energy, classified the Block 100 project as proved undeveloped with 2.9 million barrels of oil net to Radial. While management believes this prospect provides the opportunity to discover and develop a field with production potential, there can be no assurance the prospect will achieve such potential. The first well is currently being drilled and is expected to be completed in February 2007, and if successful, production is anticipated by March 31, 2007.

         CHEROKEE COUNTY, TEXAS

         Pursuant to an Assignment Agreement dated June 27, 2006, we acquired all of the rights and obligations of Pin Petroleum Partners Ltd., a Canadian company, under three leasehold assignment agreements to properties located in Cherokee County, Texas (collectively, the "Cherokee Agreements") with Skyline Energy LLC, a company based in Texas. The prospects involve three separate exploratory oil and gas prospects, known as the Junction Prospect, the Northwest Jacksonville Prospect, and the Highway 79 Prospect. As consideration for the assignment, we agreed to pay Pin Petroleum Partners a total of $700,000 by November 17, 2006 along with a four percent overriding royalty interest from our share of net revenue interest. Prior to the assignment, Pin Petroleum Partners had provided to the operator of the prospects, MLC Operating, LP, $443,790 to cover the original estimates for the drilling and completion costs for the initial well on each of the three prospects. This pre-payment by Pin Petroleum Partners has been assigned to Radial Energy. The funds will cover our share of the estimated capital expenditures to drill the first test wells on each of the three prospects. If one or more of these initial wells results in a successful discovery, the operator may request additional funds to cover completion costs if the original funds do not cover the current costs of completion. For each of the three prospects, we hold a 30% working interest before payout of initial investment, and a 22.5% working interest after payout, with payout determined on a project basis.

         The Junction Prospect is located in northwestern Cherokee County, approximately five miles southwest of Jacksonville, Texas. This oil and natural gas prospect's leasehold covers approximately 500 acres. The Northwest Jacksonville Prospect leasehold covers approximately 350 acres located in northern Cherokee County. The Highway 79 Prospect is located in northwestern Cherokee County, one mile west of Jacksonville, Texas, and the prospect leases cover approximately 340 net acres. While calculations based on preliminary geological analysis, reservoir studies and interpretation estimate that the prospects have oil and natural gas production potential, such potential may not be achieved. We have begun drilling and testing in the prospects. Our drilling and testing in the Highway 79 Prospect resulted in an unsuccessful test and we will not continue to explore in that prospect. We will continue to explore in the Junction Prospect and the Jacksonville Prospect.

         BOSQUE BLOCK, MIDDLE MAGDALENA VALLEY OF COLOMBIA

         Pursuant to a binding letter of intent dated August 23, 2006, Maxim Well Services Ltd. ("Maxim"), a company with its principal place of business in Bogota, Colombia, and we agreed to negotiate and enter into a joint operating agreement, the purpose of which is for Radial Energy to acquire a 20% working interest in the right to explore and develop oil reserves and production on the 9,000 hectare (22,239 acre) "Bosque Block" located in prolific Middle Magdalena Valley of Colombia.

         We will be required to contribute $2.2 million in cash in stages beginning on execution of the joint operating agreement. Three Hundred Fifty Thousand Dollars ($350,000) will be due upon signing the joint operating agreement and another $350,000 will be due sixty (60) days following the signing of the joint operating agreement. The remaining $1,500,000 will be due 15 days following any capital call made by Maxim at any time following the execution of the joint operating agreement.

         Until such time that we recoup $1,500,000 of our investment, we will receive a 33.33% participation in distributions. Following recoupment of $1.5 million of our investment, our interest will remain at 20 percent.

         The parties intend to enter into the joint operating agreement by November 22, 2006. If the parties fail to enter into the joint operating agreement by November 22, 2006, then Maxim will have no obligation to enter into the joint operating agreement or accept the investment from us on the terms expressed in the letter of intent. Further, if we fail to properly execute the joint operating agreement, we will be liable to Maxim for a termination fee of up to $200,000 as follows: (a) $50,000 if we terminate at any time on or before the date the Colombian government issues the appropriate authority to Maxim to begin operations at the site, (b) a total of $100,000 if we terminate following the date the Colombian government issues such authority, and (c) a total of $200,000 if we terminate more than thirty (30) days following the date the Colombian government issues such authority.

         ONGOING ACTIVITIES

         Additionally, management is currently investigating and in some cases is negotiations with various parties in both the U.S. and Colombia to acquire both producing and prospective assets, but as of the date of this report had not reached formal agreement on any of these opportunities.

PROPERTIES

         The agreements relating to the Block 100 prospect entitle us to a 20% working interest in oil and gas leases covering approximately 500 acres in the Huaya Anticline Project, Block 100 oil prospect located in the Ucayali Basin, Peru. The leases have a primary term of 30 years from and after March 2004.

         Pursuant to the Assignment Agreement and our resulting rights under the Cherokee Agreements, for each of the Junction Prospect, the Northwest Jacksonville Prospect, and the Highway 79 Prospect, we hold a 30% working interest before payout of initial investment, and a 22.5% working interest after payout. The leases have primary terms of three years and are renewable so long as drilling operations occur during the primary terms.


         Our principal office is located at 1200 Smith Street, Suite 1600, Houston, Texas 77002. The office is part of a shared business center and includes two private offices. We rent the 400 square foot space for $4,500 per month. The initial term of our lease expires on August 31, 2007 and the lease then becomes month-to-month.

         Our company rentals additional office space located at 1313 East Maple Street, Suite 223, Bellingham, Washington 98225. The office is part of a new office complex that offers a full range of office services. We rent a single office on a month-to-month lease at a rate of approximately $800 per month in rent and incidentals.


                         MANAGEMENT'S PLAN OF OPERATION


PLAN OF OPERATION


         Our business plan is to identify, acquire, and develop oil and gas exploration and development opportunities throughout North America and Latin America, with a primary focus on identifying previously drilled but subsequently abandoned exploratory wells that encountered and/or tested live oil or natural gas. We are flexible in our approach and will pursue opportunities as they arise both in North America and in countries throughout Latin America that are friendly to foreign investments, with factors such as lower production taxes and positive government incentives. We plan to become the operator of record in the majority of our future projects. To date, execution of our business plan has largely focused on acquiring prospective rights to oil and gas leases and properties. We intend to establish a going forward exploration and development plan.

         Since inception, we have funded our operations primarily from the private placement of common stock and warrants. Although we expect that, during the next 12 months, our operating capital needs will be met from our current economic resources and by additional private capital stock transactions, the funds required may not be available on terms acceptable to us or at all. In October 2006, we raised $5,000,000 through a convertible debenture with Cornell Capital Partners LP, of which we have received $3,500,000 to date and expect to receive an additional $1,500,000 in March 2007. The funds will be used to fund the Huaya Block 100 project in Peru, the NW Jacksonville and Junction prospects in Texas, and the Boques Block in Columbia. Further, management may use these funds to evaluate additional projects and/or pay general administration and overhead expenses. We expect that the convertible debenture financing will allow us to fund our operations through March 2007 and additional funds may be required to complete the exploration or development of our prospects. If we are unable to raise sufficient funds on terms acceptable to us, we may be unable to complete our business plan. If equity financing is available to us on acceptable terms, it could result in additional dilution to our stockholders.

         As of the date of this prospectus, we have yet to generate any revenues from operations of our new core business. From inception to September 30, 2006, we have accumulated losses of $1,970,471 and expect to incur further losses in the development of our business, all of which casts doubt about Radial Energy's ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate future profitable operations and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due.



COMPETITION

         The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial, and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations, and necessary drilling equipment, as well as for access to funds. There are other competitors that have operations in South America and the Texas area and the presence of these competitors could adversely affect our ability to acquire additional leases and rights to properties.

GOVERNMENT AND ENVIRONMENTAL REGULATION

         Our oil and gas operations are subject to various United States federal, state, and local governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells, and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas. The production, handling, storage, transportation and disposal of oil and gas, by-products thereof, and other substances and materials produced or used in connection with oil and gas operations are also subject to regulation under federal, state, provincial and local laws and regulations relating primarily to the protection of human health and the environment. To date, expenditures related to complying with these laws, and for remediation of existing environmental contamination, have not been significant in relation to the results of operations of our company. The requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations.

NUMBER OF EMPLOYEES


         From our inception through the period ended December 31, 2006, we have relied on the services of outside consultants for services and a limited number of full-time employees. As of the date of the filing of this prospectus, we have two full-time employees, our Chief Executive Officer and our Chief Operating Officer. We do not expect any material changes in the number of employees over the next 12 months. However, if we are successful in our initial and any subsequent drilling programs, we may retain additional employees. We have relied on, and will continue to rely on, outside consultants for services.


PRODUCT RESEARCH AND DEVELOPMENT

         We do not anticipate performing research and development for any products during the next 12 months.

ACQUISITION OR DISPOSITION OF PLANT AND EQUIPMENT

         We do not anticipate the sale of any significant property, plant or equipment during the next twelve months. We do not anticipate the acquisition of any significant property, plant or equipment during the next 12 months, other than computer equipment and peripherals used in our day-to-day operations. We believe we have sufficient resources available to meet these acquisition needs.

OFF BALANCE SHEET ARRANGEMENTS

         We do not maintain off-balance sheet arrangements nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

                                LEGAL PROCEEDINGS

         We are not currently a party to any material legal proceedings. From time to time, we may receive claims of and become subject to commercial litigation related to the conduct of our business. Such litigation could be costly and time consuming and could divert our management and key personnel from our business operations. The uncertainty of litigation increases these risks. In connection with such litigation, we may be subject to significant damages or equitable remedies relating to the operation of our business. Any such litigation may materially harm our business, results of operations and financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information regarding our executive officers and directors as of February 5, 2007:

                                                              Date first elected
Name             Age                   Position                  or appointed
----             ---                   --------               ------------------

G. Leigh Lyons    48    President, Chief Executive Officer,    February 10, 2006
                        Chief Financial Officer, Secretary,
                        and Director
Omar Hayes        41    Chief Operating Officer and Director   June 1, 2006

Our directors are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed.

BUSINESS EXPERIENCE

         The following is a brief account of the education and business experience during at least the past five years of each director and executive officer, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

G. LEIGH LYONS, PRESIDENT, CHIEF EXECUTIVE OFFICER, CHIEF FINANCIAL OFFICER, SECRETARY, AND DIRECTOR


         Mr. Lyons has over 22 years experience in the domestic and international oil and gas sector, specializing in general management, corporate governance, strategic planning, acquisitions and project management. He recently founded Sound Energy Advisors LLC, a consulting company dedicated to providing corporate management and governance services to start-up and emerging energy companies. Mr. Lyons has been a director of Benem Ventures Inc., an oil and gas company based in Canada, since December 2005 (BNM.H: NEX Exchange). From August 2005 to May 2006, Mr. Lyons was the Chief Executive Officer and a director of Digital Ecosytems Corp. (OTC BB: DGEO), a global oil and gas exploration company specializing in acquiring unconventional oil and gas prospects in North America and Australia. From 2000 to 2005, Mr. Lyons was Chief Operating Officer and Project Director for Gas TransBoliviano S.A., a Shell/Enron controlled gas transmission company headquartered in Bolivia. Other positions held by Mr. Lyons include President and Director of Can West Exploration Inc., a junior exploration company operating in Colombia (1998-2000), Vice President of Exploration and Production for Compania General de Combustibles S.A. in Buenos Aires, Argentina (1993-1998), and Vice President of Corporate Development for Global Natural Resources Inc., an oil and gas company based in Houston, Texas (1989-1993). Mr. Lyons received his Bachelor of Arts in Earth Science from the University of California, Santa Cruz in 1984 and is an Alumnus of the Harvard Business School having completed the Advanced Management Program in 2004.


OMAR HAYES, CHIEF OPERATING OFFICER


         Prior to joining Radial Energy, Mr. Hayes had a nine-year career with Transredes S.A (TRSA) and Gas TransBoliviano S.A. (GTB), both Shell/Enron joint ventures located in Santa Cruz, Bolivia, and companies that together transport and export through their systems the majority of the oil and gas produced in Bolivia. From May 2005 to May 2006, Mr. Hayes was Vice President of Operations for GTB. Prior to that assignment, Mr. Hayes was the Gas Systems Manager for TRSA in charge of all operations on the company's gas transmission and distribution system from June 2003 to May 2005; Project Manager for TRSA's $125 million dollar GTB system gas compression expansion project from June 2001 to May 2003; and was TRSA's Manager of Gas System Expansion from May 2001 to September 2002. Prior to 2001, Mr. Hayes held various project engineering and management positions. Mr. Hayes received his Master of Science in Mechanical Engineering as part of a Fulbright Scholarship to Michigan State University in 1997. He also received a Master in Business Administration at the Universidad Catolica Boliviana in 2000, and a BS in Mechanical Engineering from the Universidad Mayor Real y Pontificia de San Francisco Xavier de Chuquisaca in 1989. He has attended many executive level programs at several universities including the Oxford Princeton Programme (UK), Harvard Business School and Stanford University.


FAMILY RELATIONSHIPS

         There are no family relationships between any of our directors or executive officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

         1. any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

         2. any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

         3. being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

         4. being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and each of our other most highly compensated executive officers who earned more than $100,000 for the fiscal years ended December 31, 2005, 2004 and 2003.


                      SUMMARY EXECUTIVE COMPENSATION TABLE

                                                                                            LONG TERM
                                                ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                    --------------------------------------------    ---------------------------
                                                                                                   SECURITIES
                                                                    OTHER ANNUAL     RESTRICTED    UNDERLYING
NAME & PRINCIPAL POSITION            YEAR    SALARY      BONUS      COMPENSATION    STOCK AWARDS  OPTIONS/SARS
--------------------------------    ------- --------    ---------   ------------    ------------  -------------

G. Leigh Lyons(1)...............    2006    $180,000        --        $14,400            --            --
   President, Chief Executive
     Officer, Chief Financial
     Officer, Secretary &
     Director
Omar Hayes(2)...................    2006    $132,000        --        $14,400        $1,125,000        --
   Chief Operating Officer &
     Director

Art Bandenieks(1)(3)............    2005       --           --           --              --            --
   Former President, Chief          2004       --           --           --              --            --
     Executive Officer,
     Secretary & Director           2003       --           --           --              --            --
Lee Southern(2)(3)..............    2005       --           --           --              --            --
   Former Treasurer, Chief          2004       --           --           --              --            --
     Financial Officer &
     Director                       2003       --           --           --              --            --
--------------------------------


(1) On February 10, 2006, Bandenieks resigned as a director, and as our President, Chief Executive Officer, and Secretary, and G. Leigh Lyons was appointed as director, and as our President, Chief Executive Officer, and Secretary, to replace the vacancies created by Mr. Bandenieks's resignation. In connection with his appointment, Mr. Lyons acquired 2,672,000 shares of our common stock from Mr. Bandenieks for which he paid $65. Mr. Lyons' employment agreement, which initial term commenced in April 2006, provides for an annual base salary of $180,000 per year, plus reimbursement of all company-related expenses incurred. In addition, Mr. Lyons is also eligible for a bonus and a stock grant, to be granted at the discretion of the Board of Directors, plus health benefits of approximately $800 per month and an auto allowance of $400 per month. Since Mr. Lyons joined our company after the completion of our last fiscal year, we are providing summary compensation information based on the terms of his employment agreement for the entire fiscal year 2006 so as to provide information regarding our Chief Executive Officer as of the date of this prospectus.

(2) On April 17, 2006, Lee Southern resigned as a director, and as our Treasurer and Chief Financial Officer, and Mr. Lyons was appointed as our Treasurer and Chief Financial Officer. On June 1, 2006, Omar Hayes was appointed to serve as our Chief Operating Officer. At the same time, Mr. Hayes was also appointed as a director, filling the vacancy created by Mr. Southern's resignation. Mr. Hayes' employment agreement, which initial term commenced in June 2006, provides for an annual base salary of $132,000, plus reimbursement of all company-related expenses incurred. In addition, Mr. Hayes is also eligible for a bonus and a stock grant, to be granted at the discretion of the Board of Directors, plus health benefits of approximately $800 per month and an auto allowance of $400 per month. Since Mr. Hayes joined our company after the completion of our last fiscal year, we are providing summary compensation information based on the terms of his employment agreement for the entire fiscal year 2006 so as to provide information regarding our Chief Operating Officer as of the date of this prospectus.


(3) At the end of our last completed fiscal year, our Chief Executive Officer was Art Bandenieks, who was also our then President, Secretary, and a director, and our Chief Financial Officer was Lee Southern, who was also our then Treasurer and a director. We did not pay any executive compensation since our inception for their services.

LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

         We do not have any long-term incentive plans.

EMPLOYMENT AGREEMENTS

         We have employment agreements with our executives. In addition to salary and benefit provisions, the agreements include defined commitments in the event that the executives terminate the employment with or without cause.

         We entered into an employment agreement with G. Leigh Lyons in connection with Mr. Lyons' appointment as our Chief Executive Officer. The employment agreement has an initial term of three years, commencing on April 1, 2006, and will be extended for additional one-year terms unless either party elects to terminate the agreement at the end of the initial term or any additional terms before the expiration thereof. Pursuant to the terms of the agreement, we agreed to pay Mr. Lyons an annual base salary of $180,000, plus reimbursement of all company-related expenses incurred. Mr. Lyons also is eligible for a bonus and a stock grant, to be granted at the discretion of the Board of Directors, and is entitled to health benefits of approximately $800 per month and an auto allowance of $400 per month. We may terminate the agreement for "cause," as such term is defined in the agreement, upon 30 days' prior written notice, and Mr. Lyons may terminate the employment agreement for "good reason," as such term defined in the agreement, upon 30 days' prior written notice. If the agreement is terminated by Mr. Lyons for "good reason" or if we terminate the agreement for "cause," then we will be obligated pay Mr. Lyons a lump sum amount equal to 250% of Mr. Lyon's annual salary.

         We entered into an employment agreement with Omar Hayes in connection with Mr. Hayes' appointment as our Chief Operating Officer. The employment agreement has an initial term of three years, commencing on June 1, 2006, and will be extended for additional one-year terms unless either party elects to terminate the agreement at the end of the initial term or any additional terms before the expiration thereof. Pursuant to the terms of the agreement, we agreed to pay Mr. Hayes an annual base salary of $132,000, plus reimbursement of all company-related expenses incurred. Mr. Hayes also is eligible for a bonus and a stock grant, to be granted at the discretion of the Board of Directors, and is entitled to health benefits of approximately $800 per month and an auto allowance of $400 per month. We may terminate the agreement for "cause," as such term is defined in the agreement, upon 30 days' prior written notice, and Mr. Hayes may terminate the employment agreement for "good reason," as such term defined in the agreement, upon 30 days' prior written notice. If the agreement is terminated by Mr. Hayes for "good reason" or if we terminate the agreement for "cause," then we will be obligated pay Mr. Hayes a lump sum amount equal to 250% of Mr. Hayes' annual salary.

COMPENSATION OF DIRECTORS

         Our directors were not compensated for their service during fiscal year 2005, and we do not currently compensate our directors in cash for their service as members of our board of directors. We do reimburse our directors for reasonable expenses in connection with attendance at board meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

         We do not have standing audit, nominating or compensation committees of the Board of Directors, or committees performing similar functions, and therefore our entire Board of Directors performs such functions. We are not currently listed on any national exchange and are not required to maintain such committees by any self-regulatory agency. We do not believe it is necessary for our Board of Directors to appoint such committees because the volume of matters that come before our Board of Directors for consideration permits each director to give sufficient time and attention to such matters to be involved in all decision making. All directors participate in the consideration of director nominees. We do not have a policy with regard to attendance at board meetings.

         We do not have a policy with regard to consideration of nominations of directors. We accept nominations for directors from our security holders. There is no minimum qualification for a nominee to be considered by our directors. All of our directors will consider any nomination and will consider such nomination in accordance with his or her fiduciary responsibility to the company and its shareholders.


         Security holders may send communications to our Board of Directors by writing to Radial Energy Inc., 1200 Smith Street, Suite 1600, Houston, Texas 77002, attention Board of Directors or any specified director. Any correspondence received at the foregoing address to the attention of one or more directors is promptly forwarded to such director or directors.


                           RELATED PARTY TRANSACTIONS


         We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.


                                 INDEMNIFICATION

         Our bylaws provide indemnification by the company of any individual made a party to proceeding because he is or was an officer, director, employee or agent of the company against liability incurred in the proceeding, to the fullest extent permissible under the laws of Nevada. The bylaws provide that the company advance the expenses of officers and directors incurred in defending any such proceeding, provided that the company received an undertaking from such person to repay the expenses advanced if it is ultimately determined that he is not entitled to be indemnified.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

BENEFICIAL OWNERS / MANAGEMENT


         The following table sets forth certain information regarding the beneficial ownership of our common stock held as of February 5, 2007, by:


         o     each of the named executive officers;

         o     each director;

         o     all of our current directors and executive officers as a group;
               and

         o each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.


         For purposes of this table, a person is deemed to be the "beneficial owner" of the number of shares of common stock that such person has the right to acquire within 60 days of February 5, 2007, through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

         Percentage ownership is based on an aggregate of 44,585,824 shares of our common stock outstanding on February 5, 2007. The table is based upon information provided by officers, directors and principal stockholders in documents filed with the Commission. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all of the shares of our common stock beneficially owned by them. Unless otherwise indicated, the address for each person is c/o Radial Energy Inc., 1200 Smith Street, Suite 1600, Houston, Texas 77002.


Name of Beneficial Owner                  Number of Shares     Percent of Class
--------------------------------          ----------------     ----------------
DIRECTORS AND EXECUTIVE OFFICERS:
G. Leigh Lyons                               2,672,000                5.99%
Omar Hayes                                   1,500,000                3.36%
Art Bandenieks(1)                                    0                   *
Lee Southern(1)                                      0                   *
All directors and officers as a group        4,172,000                9.36%
(2 persons)(1)

-----------------
*    Less than 1%


(1) As discussed above, Mr. Bandenieks resigned as director and from his executive office positions effective on February 10, 2006, and Mr. Southern resigned as a director and from his executive office positions effective on April 17, 2006. Since they are not executive officers and directors of Radial Energy as of October 30, 2006, for purposes of the beneficial ownership table above, they are not included in all directors and executive officers as a group but are listed to show their ownership of the company individually. Mr. Bandenieks's address is 2876 - 252 Street, Aldergrove, British Columbia, Canada, V4W 2R2. Mr. Southern's address is 2020 Bellevue Ave., West Vancouver, British Columbia, Canada, V7V 1B8.


                          DESCRIPTION OF CAPITAL STOCK


         Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value. Our common stock is the only class of voting securities issued and outstanding. Each share of common stock is entitled to one vote. As of February 5, 2007 (after adjustment for the 4-for-1 forward stock split and the return to our treasury for cancellation of 29,000,000 shares of our common stock), there were 44,585,824 shares of our common stock issued and outstanding.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this Prospectus will be passed upon by Greenberg Traurig, LLP, Costa Mesa, California.

                                     EXPERTS

         Amisano Hanson, an independent registered public accounting firm, has audited our financial statements for the years ended December 31, 2005 and 2004, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to certain informational requirements of the Exchange Act. As a result, we file annual, quarterly and current reports, and other information with the SEC. We are not required to deliver an annual report to our stockholders but voluntarily send to our stockholders our annual report on Form 10-KSB in connection with our annual meeting, which includes audited financial statements. Here are ways you can reach and obtain copies of this information:

             WHAT IS AVAILABLE                          WHERE TO GET IT

         Paper copies of information              SEC's Public Reference Room
                                                  100 F Street, N.E.
                                                  Washington, D.C. 20549

         On-line information, free of charge      SEC's Internet website at
                                                  http://www.sec.gov

         Information about the SEC's              Call the SEC at 1-800-SEC-0330
         Public Reference Rooms

         This prospectus is part of a Registration Statement on Form SB-2 we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You can get a copy of the registration statement from the sources listed above.

                               RADIAL ENERGY INC.
                         INDEX TO FINANCIAL INFORMATION



                                                                        Page No.
                                                                        --------

Report of Independent Registered Certified Public Accountants....          F-2
Balance Sheets as of December 31, 2005 and 2004..................          F-3
Statements of Operations for the Years Ended December 31, 2005 and
   2004 and for the period from June 30, 2000 (date of inception) to
   December 31, 2005.............................................          F-4
Statements of Cash Flows for the Years Ended December 31, 2005 and
   2004 and for the period from June 30, 2000 (date of inception) to
   December 31, 2005.............................................          F-5
Statements of Stockholders' Equity (Deficiency) for the period from
   June 30, 2000 (date of inception) to December 31, 2005........          F-6
Notes to Financial Statements....................................          F-7
Balance Sheets as of September 30, 2006, and December 31, 2005...          F-12
Interim Statement of Operations for the three months and nine months ended September 30, 2006 and 2005 and for the period from June 30, 2000
   (date of inception) to September 30, 2006.....................          F-13
Interim Statement of Cash Flows for the nine months ended September 30, 2006 and 2005 and for the period from June 30, 2000 (date of inception)
   to September 30, 2006 ........................................          F-14
Interim Statement of Stockholders' Equity (Deficiency) for the period
   June 30, 2000 (Date of Inception) to September 30, 2006 ......          F-15
Notes to Financial Statements....................................          F-17

                             BV PHARMACEUTICAL, INC.

                          (A Development Stage Company)

                         REPORT AND FINANCIAL STATEMENTS

                           December 31, 2005 and 2004

                             (STATED IN US DOLLARS)

                                                                  AMISANO HANSON
A PARTNERSHIP OF INCORPORATED PROFESSIONALS                CHARTERED ACCOUNTANTS




             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders,
BV Pharmaceutical, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of BV Pharmaceutical, Inc. (A Development Stage Company) as of December 31, 2005 and 2004 and the related statements of operations, cash flows and stockholders' equity (deficiency) for each of the years then ended and for the period June 30, 2000 (Date of Inception) to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of BV Pharmaceutical, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years then ended and for the period June 30, 2000 (Date of Inception) to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from stockholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the Company will be able to continue as a going concern. Management plans in regard to their planned financing and other matters are also described in Note
1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Vancouver, Canada                                            "AMISANO HANSON"
February 28, 2006                                          Chartered Accountants




750 WEST PENDER STREET, SUITE 604                       TELEPHONE:  604-689-0188
VANCOUVER CANADA                                        FACSIMILE:  604-689-9773
V6C 2T7                                               E-MAIL:  amishan@telus.net



                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                                 BALANCE SHEETS
                           December 31, 2005 and 2004
                             (STATED IN US DOLLARS)

                                                            2005          2004
                                                          _________     _________


                                     ASSETS

Current
   Cash                                                   $   1,211     $  24,964
   Accounts receivable                                        1,000         2,000
                                                          _________     _________
                                                          $   2,211     $  26,694
                                                          =========     =========

                                   LIABILITIES

Current
   Accounts payable and accrued liabilities               $   8,435     $   8,517
   Unearned revenue                                           7,500             -
   Current portion of convertible debentures - Note 3             -        50,000
                                                          _________     _________
                                                             15,935        58,517
Convertible debentures - Note 3                                   -         4,792
                                                          _________     _________
                                                             15,935        63,309
                                                          _________     _________

                            STOCKHOLDERS' DEFICIENCY

Capital stock - Notes 3, 4 and 7 Authorized:
      75,000,000 common stock, $0.001 par value
   Issued:
      151,065,824 common shares (2004:149,920,400)          151,066       149,920
Additional paid-in capital                                    6,180       (49,945)
Deficit accumulated during the development stage           (170,970)     (136,320)
                                                          _________     _________
                                                            (13,724)      (36,345)
                                                          _________     _________
                                                          $   2,211     $  26,964
                                                          =========     =========

Nature and Continuance of Operations - Note 1
Subsequent Events - Notes 4 and 7


                             SEE ACCOMPANYING NOTES



                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                            STATEMENTS OF OPERATIONS
                        for the years ended December 31,
               2005 and 2004 and for the period from June 30, 2000
                    (Date of Inception) to December 31, 2005
                             (STATED IN US DOLLARS)


                                                                                    June 30, 2000
                                                                                      (Date of
                                                             Years ended            Inception) to
                                                             December 31,           December 31,
                                                        2005               2004         2005
                                                  ____________     ____________     _____________

Revenue
   License fees                                   $          -     $     14,000     $      24,000
   Other income                                            480            1,258             1,738
                                                  ____________     ____________     _____________

                                                           480           15,258            25,738
                                                  ____________     ____________     _____________

Administrative expenses
   Advertising and promotion                                 -                -             1,001
   Bad debt                                              1,000                -             1,000
   Consulting fees                                         425            9,400            48,497
   Filing fees                                           7,704            4,426            12,455
   Interest and bank charges                             2,609            5,005             7,614
   Investor relations                                        -                -             9,996
   Marketing research and development                        -           10,000            10,000
   Office and miscellaneous                              5,727            5,044            12,873
   Professional fees                                    17,392           16,786            40,638
   Rent                                                      -                -               505
   Intellectual property acquisition costs                   -                -            50,000
   Website maintenance                                     273            1,050             2,129
                                                  ____________     ____________     _____________

                                                        35,130           51,711           196,708
                                                  ____________     ____________     _____________

Net loss for the period                           $    (34,650)    $    (36,453)    $    (170,970)
                                                  ============     ============    =============

Basic loss per share                              $      (0.00)    $      (0.00)
                                                  ============     ============

Weighted average number of shares outstanding
 - Notes 2 and 4                                   150,353,464      149,920,400
                                                  ============     ============


                             SEE ACCOMPANYING NOTES



                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS
                        for the years ended December 31,
               2005 and 2004 and for the period from June 30, 2000
                    (Date of Inception) to December 31, 2005
                             (STATED IN US DOLLARS)


                                                                                June 30, 2000
                                                                                (Date of
                                                          Years ended           Inception) to
                                                          December 31,          December 31,
                                                      2005          2004        2005
                                                    _________     _________     _____________

Cash Flows used in Operating Activities
   Net loss for the period                          $ (34,650)    $ (36,453)     $ (170,970)
   Changes in non-cash working capital balances
    balances related to operations:
      Accounts receivable                               1,000        (2,000)         (1,000)
      Accounts payable and accrued liabilities            (82)        4,917           8,435
      Unearned revenue                                  7,500             -           7,500
                                                    _________     _________      __________
                                                      (26,232)      (33,536)       (156,035)
                                                    _________     _________      __________

Cash flows from Financing Activities
   Capital stock issued                                     -             -          99,975
   Convertible debentures                               2,479        54,792          57,271
                                                    _________     _________      __________
                                                        2,479        54,792         157,246
                                                    _________     _________      __________

Increase (decrease) in cash during the period         (23,753)       21,256           1,211

Cash, beginning of the period                          24,964         3,708               -
                                                    _________     _________      __________

Cash, end of the period                             $   1,211     $  24,964      $    1,211
                                                    =========     =========      ==========

Non-cash Transaction - Note 8


                             SEE ACCOMPANYING NOTES




                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                        STATEMENT OF STOCKHOLDERS' EQUITY
                 (DEFICIENCY) for the period June 30, 2000 (Date
                       of Inception) to December 31, 2005
                             (STATED IN US DOLLARS)

                                                                                                      Deficit
                                                                                                    Accumulated
                                                                                     Additional     During the
                                                               Common Stock           Paid-in       Development
                                                       *Shares       **Par Value      Capital          Stage          Total
                                                     ___________     ___________     __________     ___________     _________


Capital stock subscribed pursuant to an offering
memorandum for cash              - at $0.0000002     122,172,000      $ 122,172      $ (121,968)    $         -     $     204
                                                     ___________      _________      __________     ___________     _________

Balance, December 31, 2000                           122,172,000        122,172        (121,968)              -           204

Capital stock issued pursuant to a private
 placement                          - at $0.0025      27,108,400         27,108          40,663               -        67,771
                                      - at $0.05         160,000            160           7,840               -         8,000
Net loss for the year                                          -              -               -         (69,885)      (69,885)
                                                     ___________      _________      __________     ___________     _________

Balance, December 31, 2001                           149,440,400        149,440         (73,465)        (69,885)        6,090
Capital stock issued pursuant to a private
 placement                            - at $0.05         480,000            480          23,520               -        24,000
Net loss for the year                                          -              -               -         (30,090)      (30,090)
                                                     ___________      _________      __________     ___________     _________

Balance, December 31, 2002                           144,920,400        149,920         (49,945)        (99,975)            -
Net income for the year                                        -              -               -             108           108
                                                     ___________      _________      __________     ___________     _________

Balance, December 31, 2003                           149,920,400        149,920         (49,945)        (99,867)          108
Net loss for the period                                        -              -               -         (36,453)      (36,453)
                                                     ___________      _________      __________     ___________     _________

Balance, December 31, 2004                           149,920,400        149,920         (49,945)       (136,320)      (36,345)
Capital stock issued pursuant to conversion of
 convertible debentures               - at $0.05       1,145,424          1,146          56,125               -        57,271
Net loss for the period                                        -              -               -         (34,650)      (34,650)
                                                     ___________      _________      __________     ___________     _________

Balance, December 31, 2005                           151,065,824      $ 151,066      $    6,180     $  (170,970)    $ (13,724)
                                                     ===========      =========      ==========     ===========     =========


* The common stock issued has been retroactively restated to reflect a forward stock split of 1,500 new shares for one old share, effective on January 5, 2001, and a forward split of 4 new shares for one old share, effective February 20, 2006 (Note 4).

** The par value of common stock has been retroactively restated to reflect a change from no par value to a par value of $0.001 per share.


                             BV PHARMACEUTICAL, INC.
                          (A Development Stage Company)
                        NOTES TO THE FINANCIAL STATEMENTS
                           December 31, 2005 and 2004
                             (Stated in US Dollars)
                                   (UNAUDITED)


Note 1        NATURE AND CONTINUANCE OF OPERATIONS

              The Company was incorporated as All Printer Supplies.com in the State of Nevada, U.S.A. on June 30, 2000. On April 17, 2003, the Company changed it name to BV Pharmaceutical, Inc.

              BV Pharmaceutical, Inc. is a DNA Profile Bank whose core business is to provide interested parties services, information and resources dealing with the collection, analysis, protection and banking of one's personal and unique DNA profile. The company's business has not yet developed significant revenue and consequently is considered to be a development stage company (Note
              2).

              The Company intends to license the process for collection of DNA samples to marketing agents on a geographical basis in order to build revenue streams.

              These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At December 31, 2005, the Company had not yet achieved profitable operations, has accumulated losses of $170,970 since its inception, has a working capital deficiency of $13,724 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

              The Company plans to obtain additional financing by the sale of its common stock through a private placement (Note 7). The Company's services require further development and there can be no assurance that it will be successful in selling its services. During the subsequent year, the cost of developing services for sale is likely to exceed their sale proceeds.

Note 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

BV Pharmaceutical, Inc.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2005 and 2004
(STATED IN US DOLLARS) - Page 2


Note 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (cont'd)

              The financial statements have, in management's opinion, been properly prepared within the framework of the significant accounting policies summarized below:

              DEVELOPMENT STAGE

              The Company is currently a development stage company as defined under Statement of Financial Accounting Standards ("SFAS") No. 7. As required for development stage enterprises, the statements of operations and cash flows include a total of all expenditures from inception, June 30, 2000 to December 31, 2005.

              INTANGIBLES

              The Company follows SFAS No 142, "Goodwill and Other Intangible Assets". SFAS No. 142 no longer permits the amortization of goodwill and indefinite-lived intangible assets. Instead, these assets must be reviewed annually (or more frequently under prescribed conditions) for impairment in accordance with this statement. If the carrying amount of the reporting unit's goodwill or indefinite-lived intangible assets exceeds the implied fair value, an impairment loss is recognized for an amount equal to that excess. Intangible assets that do not have indefinite lives are amortized over their useful lives.

              FINANCIAL INSTRUMENTS

              The carrying value of the Company's financial instruments, consisting of cash, accounts receivable and accounts payable and accrued liabilities approximates their fair value due to their short-term maturity. The carrying value of convertible debentures also approximates their fair value. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

              INCOME TAXES

              The Company follows SFAS No. 109, "Accounting for Income Taxes" which requires the use of the asset and liability method for accounting for income taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

BV Pharmaceutical, Inc.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2005 and 2004
(STATED IN US DOLLARS) - Page 3


Note 2        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (cont'd)

              BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

              The Company reports basic earnings (loss) per share in accordance with the SFAS No. 128, "Earnings Per Share". Basic earnings (loss) per share is computed using the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share includes the potentially dilutive effect of outstanding common stock options which are convertible into common shares. The weighted average number of shares outstanding during the periods has been retroactively restated to reflect a forward stock split of 1,500 new shares for one old share, effective on January 5, 2001, and a forward split of 4 new shares for one old share, effective February 20, 2006 (Note 4).

              FOREIGN CURRENCY TRANSLATION

              Monetary items denominated in a foreign currency are translated into US dollars, the reporting currency, at exchange rates prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred. Foreign currency denominated revenue and expense items are translated at exchange rates prevailing at the transaction date. Gains or losses arising from the translations are included in operations.

              REVENUE RECOGNITION POLICY

              The Company receives revenues consisting of DNA test kit sales and license fees. The Company recognizes revenues when persuasive evidence of an arrangement exists, the product is delivered or the services are rendered and collection is reasonably assured.

              WEBSITE MAINTENANCE

              Website maintenance costs are expensed as incurred.

              NEW ACCOUNTING STANDARDS

              Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

BV Pharmaceutical, Inc.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2005 and 2004
(STATED IN US DOLLARS) - Page 4


Note 3        CONVERTIBLE DEBENTURES

                                                             2005       2004
                                                             ____     _________
            On January 15, 2004 the Company issued two
            convertible debentures in the principal amount
            of $25,000 each, bearing interest at 10% per
            annum and secured by the general credit of the
            Company. These debentures were convertible into
            common shares of the Company on the basis of
            $0.20 per common share for each $1 of principal
            and interest accrued thereon, at the option of
            the debenture holder, up to January 15, 2006.
            During the year ended December 31, 2005, all
            of the outstanding principal and interest were
            converted into common shares of the Company at
            the prescribed price.
                                                             $  -     $ 54,792

            Less: current portion                               -      (50,000)
                                                             ____     ________
                                                             $  -     $  4,792
                                                             =====    ========

Note 4        CAPITAL STOCK - Notes 3 and 7

              Effective on January 5, 2001, the Company forward split its issued common stock on the basis of 1,500 new for one old.

              On May 25, 2004, the Company amended its authorized capital stock to 75,000,000 common shares with a par value of $0.001 per share. The number of authorized shares and the par value per share as referred to in these financial statements has been restated wherever applicable to give retroactive effect to this amendment.

              On February 10, 2006, the Company repurchased a total of 29,000,000 common shares from the President of the Company by the issuance of a promissory note for $29,000. The promissory note bears interest at 8% per annum and is due August 10, 2006.

              Effective on February 20, 2006, the Company forward split its issued common stock on the basis of four new for one old. The number of shares referred to in these financial statements has been restated wherever applicable to give retroactive effect on the forward stock splits. There was no effect on the Company's authorized share capital.

              The retroactive restatement of the issued common shares is required by the Securities and Exchange Commission's Staff Accounting Bulletin, Topic 4c. In actuality, the forward stock split, of four for one is effective after the Company's repurchase of 29,000,000 common shares. Consequently, the number of shares actually issued immediately prior to the split was 8,766,456 common shares. The actual number of common shares, both pre-forward split and post-forward split, are less than the number of common shares authorized of 75,000,000.

BV Pharmaceutical, Inc.
(A Development Stage Company)
Notes to the Financial Statements
December 31, 2005 and 2004
(STATED IN US DOLLARS) - Page 5


 Note 5       FUTURE INCOME TAXES

              Future income tax assets and liabilities are recognized for temporary differences between the carrying amount of the balance sheet items and their corresponding tax values as well as for the benefit of losses available to be carried forward to future years for tax purposes that are more likely-than-not to be realized.

              Significant components of the Company's future tax assets and liabilities, after applying enacted corporate income tax rates, are as follows:

                                                    2005          2004
                                                  ________      ________

            Future income tax assets
               Net tax losses carried forward     $ 49,928      $ 36,415
            Less: valuation allowance              (49,928)      (36,415)
                                                  ________      ________
                                                  $      -      $      -
                                                  ========      ========


              The Company recorded a valuation allowance against its future income tax assets based on the extent to which it is more likely than not that sufficient taxable income will be realized during the carryforward periods to utilize all the future income tax assets.

Note 6        INCOME TAXES

              No provision for income taxes has been provided in these financial statements due to the net loss. At December 31, 2005 the Company has net operating loss carryforwards, which expire commencing in 2022, totalling approximately $170,970, the benefit of which has not been recorded in the financial statements.

Note 7        SUBSEQUENT EVENTS - Note 4

              On February 10, 2006, the Company approved a private placement offering of up to 8,000,000 units at $0.25 per unit for proceeds of $2,000,000. Each unit will consist of one post-forward split common share and one stock purchase warrant exercisable into one post-forward split common share at $0.30 per share for two years.

Note 8        NON-CASH TRANSACTION

              Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows. During the year ended December 31, 2005, the Company issued 1,145,424 common shares at $0.05 per share pursuant to the conversion of the convertible debenture of $57,271.

                         PART I.--FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS


                              RADIAL ENERGY INC.

                       (formerly BV Pharmaceutical, Inc.)

                         (An Exploration Stage Company)

                          INTERIM FINANCIAL STATEMENTS

                               September 30, 2006

                             (Stated in US Dollars)

                                   (UNAUDITED)










================================================================================


                               RADIAL ENERGY INC.
                       (formerly BV Pharmaceutical, Inc.)
                          (An Exploration Stage Company)
                             INTERIM BALANCE SHEETS
                    September 30, 2006 and December 31, 2005
                             (Stated in US Dollars)
                                   (UNAUDITED)


                                                                   September 30      December 31
                                                                        2006              2005
                                                                   ____________      ___________
                                     ASSETS
Current
   Cash                                                            $          -      $     1,211
   Prepaid expenses and deposit                                           7,857                -
   Current assets of discontinued operations - Note 12                        -            1,000
                                                                   ____________      ___________

                                                                          7,857            2,211

Equipment - Note 4                                                        1,980                -
Oil and gas properties, unproven - Note 5                             2,418,426                -
                                                                   ____________      ___________

                                                                   $  2,428,263      $     2,211
                                                                   ============      ===========
                                   LIABILITIES

Current
   Bank indebtedness                                               $      2,529      $         -
   Accounts payable and accrued liabilities - Note 5                    774,012            8,435
   Due to related parties - Note 8                                       36,847                -
   Notes payable - Note 6                                               385,000                -
   Current liabilities of discontinued operations - Note 12                   -            7,500
                                                                   ____________      ___________

                                                                      1,198,388           15,935
                                                                   ____________      ___________
                        STOCKHOLDERS' EQUITY (DEFICIENCY)

Capital stock - Note 7
   Authorized:
      75,000,000 common stock, $0.001 par value
   Issued:

      44,585,824 common stock (December 31, 2005: 151,065,824)           44,586          151,066
Additional paid-in capital     - shares                               2,250,810            6,180
                               - warrants                               904,950                -

Deficit accumulated during the development stage                       (194,472)        (170,970)
Deficit accumulated during the exploration stage                     (1,775,999)               -
                                                                   ____________      ___________

                                                                      1,229,875          (13,724)
                                                                   ____________      ___________

                                                                   $  2,428,263      $     2,211
                                                                   ============      ===========

                             SEE ACCOMPANYING NOTES



                               RADIAL ENERGY INC.
                       (formerly BV Pharmaceutical, Inc.)
                          (An Exploration Stage Company)
                        INTERIM STATEMENTS OF OPERATIONS
     for the three and nine-month periods ended September 30, 2006 and 2005 and for the period April 1, 2006 (Date of Exploration Stage) to September 30, 2006
                             (Stated in US Dollars)
                                   (UNAUDITED)

                                                                                                                  April 1, 2006
                                                                                                                   (Date of
                                                        Three months ended               Nine months ended       Exploration Stage)
                                                           September 30                    September 30          to September 30,
                                                       2006            2005            2006             2005         2006
                                                       ___________   ____________   ___________   ____________    ___________

Administrative expenses

    Administration fees                                $     5,831   $          -   $    14,331   $          -    $    14,331
    Amortization                                               104              -           104              -            104
    Consulting fees - Note 8                                39,063            425        68,580            425         54,626
    Executive compensation and benefits - Note 8            82,800              -     1,342,000              -      1,342,000
    Filing fees                                              3,613              -         7,584          6,613          5,603
    Financing fees - Note 9                                 11,250              -        11,250              -         11,250
    Interest and bank charges                               29,179             24        30,567          2,588         30,094
    Investor relations                                      34,505              -        76,162              -         66,162
    Marketing management services                           17,460              -        46,610              -         46,610
    Office and miscellaneous                                 1,733            473         4,384          3,898          1,671
    Professional fees                                       63,281          3,399        88,693         11,009         81,825
    Rent                                                     5,097              -         7,419              -          7,419
    Telephone                                               14,419              -        15,987              -         15,987
    Transfer agent fees (recovery)                           1,745              -         4,802          1,581           (618)
    Travel and related costs                                67,493              -        84,944              -         84,944
    Website maintenance                                      1,897              -        13,991            273         13,991
                                                       ___________   ____________   ___________   ____________    ___________

Loss before other items                                   (379,470)        (4,321)   (1,817,408)       (26,387)    (1,775,999)


Other items:
    Other income                                                 -              -             -              -              -
    Gain on note payable forgiven - Note 7                       -              -         9,407              -              -
                                                       ___________   ____________   ___________   ____________    ___________

Net loss from continuing operations                       (379,470)        (4,321)   (1,808,001)       (26,387)    (1,775,999)


Income from discontinued operations - Note 12                    -              -         8,500            480              -
                                                       ___________   ____________   ___________   ____________    ___________


Net loss for the period                                $  (379,470)  $     (4,321)  $(1,799,501)  $    (25,907)   $(1,775,999)
                                                       ===========   ============   ===========   ============    ===========


Basic loss per share from continuing operations        $     (0.01)  $      (0.00)  $     (0.03)  $      (0.00)
                                                       ===========   ============   ===========   ============

Basic income per share from discontinued operations    $         -   $          -   $      0.00   $       0.00
                                                       ===========   ============   ===========   ============

Weighted average number of shares outstanding           42,742,346    150,493,112    54,649,121    150,113,400
                                                       ===========   ============   ===========   ============

                             SEE ACCOMPANYING NOTES



                               RADIAL ENERGY INC.
                       (formerly BV Pharmaceutical, Inc.)
                         (An Exploration Stage Company)
                        INTERIM STATEMENTS OF CASH FLOWS
           for the nine-month period ended September 30, 2006 and 2005 and for the period April 1, 2006 (Date of Exploration Stage)
                             to September 30, 2006
                             (Stated in US Dollars)
                                   (UNAUDITED)

                                                                                                                 A pril 1, 2006
                                                                                                                    (Date of
                                                                                        Nine months ended        Exploration Stage)
                                                                                          September 30,           to September 30,
                                                                                       2006          2005            2006
                                                                                    ___________   ____________    ___________

Cash Flows from (used in) Operating Activities

   Net loss for the period                                                          $(1,799,501)  $    (26,387)   $(1,775,999)
   Less Income from discontinued operations                                              (8,500)          (480)             -
   Deduct items not affecting cash:
      Amortization                                                                          104              -            104
      Gain on note payable forgiven                                                      (9,407)             -              -
      Stock issued for executive compensation                                         1,200,000              -      1,200,000
      Stock issued for financing fee                                                     19,600              -         19,600
   Changes in non-cash working capital balances related to operations:
      Prepaid expenses                                                                   (7,857)             -          2,154
      Accounts payable and accrued liabilities                                          765,984         (6,566)       756,531
                                                                                    ___________   ____________    ___________
Cash used in operating activities - continuing                                          160,423        (32,953)       202,390
Cash provided by operating activities - discontinued                                      2,000          7,980              -
                                                                                    ___________   ____________    ___________
Net cash provided by (used in) Operating Activities                                     162,423        (24,973)       202,390
                                                                                    ___________   ____________    ___________

Cash Flows used in Investing Activities
   Acquisition of equipment                                                              (2,084)             -         (2,084)
   Oil and gas properties                                                            (2,418,426)             -     (2,418,426)
                                                                                    ___________   ____________    ___________

Net cash used in Investing Activities                                                (2,420,510)             -     (2,420,510)
                                                                                    ___________   ____________    ___________
Cash Flows from Financing Activities
   Bank indebtedness                                                                      2,529              -          2,529
   Increase in due to related parties                                                    36,847              -         36,847
   Capital stock issued                                                               1,852,500              -      1,852,500
   Share subscribed                                                                           -              -       (250,000)
   Increase in note payable                                                             365,000              -        385,000
   Convertible debentures                                                                     -          2,479              -
                                                                                    ___________   ____________    ___________

Net cash provided by Financing Activities                                             2,256,876          2,479      2,026,876
                                                                                    ___________   ____________    ___________


Decrease in cash during the period                                                       (1,211)       (22,494)      (191,244)

Cash, beginning of the period                                                             1,211         24,964        191,244
                                                                                    ___________   ____________    ___________

Cash, end of the period                                                             $         -   $      2,470    $         -
                                                                                    ===========   ============    ===========

Non-cash Transactions - Note 11

                             SEE ACCOMPANYING NOTES



                               RADIAL ENERGY INC.
                       (formerly BV Pharmaceutical, Inc.)
                         (An Exploration Stage Company)
             INTERIM STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
     for the period June 30, 2000 (Date of Inception) to September 30, 2006
                             (Stated in US Dollars)
                                   (UNAUDITED)


                                                                                            Deficit        Deficit
                                                                                          Accumulated    Accumulated
                                                             Additional Paid-in           During the     During the
                                       Common Stock                Capital                Development    Exploration
                                  *Shares      **ParValue    Shares     Warrants             Stage          Stage         Total
                                 ___________   __________    __________    ________       ___________    ___________    _________

Capital stock subscribed
pursuant to an offering
memorandum for cash
              - at $0.0000002    122,172,000   $ 122,172     $(121,968)    $      -       $         -    $         -    $     204
                                 ___________   __________    _________     ________       ___________    ___________    _________

Balance, December 31, 2000       122,172,000     122,172      (121,968)           -                 -              -          204
Capital stock issued pursuant
to a private placement
               - at $0.0025       27,108,400      27,108        40,663            -                 -              -       67,771
               - at $0.05            160,000         160         7,840            -                 -              -        8,000
Net loss for the year                      -           -             -            -           (69,885)             -      (69,885)
                                 ___________   __________    _________     ________       ___________    ___________    _________

Balance, December 31, 2001       149,440,400     149,440       (73,465)           -           (69,885)             -        6,090
Capital stock issued pursuant
to a private placement
               - at $0.05            480,000         480        23,520            -                 -              -       24,000
Net loss for the year                      -           -             -            -           (30,090)             -      (30,090)
                                 ___________   __________    _________     ________       ___________    ___________    _________

Balance, December 31, 2002       149,920,400     149,920       (49,945)           -           (99,975)             -            -
Net income for the year                    -           -             -            -               108              -          108
                                 ___________   __________    _________     ________       ___________    ___________    _________

Balance, December 31, 2003       149,920,400     149,920       (49,945)           -           (99,867)             -          108
Net loss for the year                      -           -             -                        (36,453)             -      (36,453)
                                 ___________   __________    _________     ________       ___________    ___________    _________

Balance, December 31, 2004       149,920,400     149,920       (49,945)           -          (136,320)             -      (36,345)

                                                                                                                       .../cont'd

                             SEE ACCOMPANYING NOTES


                                      F-15



                               RADIAL ENERGY INC.
                       (formerly BV Pharmaceutical, Inc.)
                         (An Exploration Stage Company)
             INTERIM STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
     for the period June 30, 2000 (Date of Inception) to September 30, 2006
                             (Stated in US Dollars)
                                   (UNAUDITED)



                                                                                            Deficit        Deficit
                                                                                          Accumulated    Accumulated
                                                             Additional Paid-in           During the     During the
                                       Common Stock                Capital                Development    Exploration
                                  *Shares      **ParValue    Shares     Warrants             Stage          Stage         Total
                                 ___________   __________    __________    ________       ___________    ___________    _________


Capital stock issued pursuant
to conversion of convertible
debentures     - at $0.05          1,145,424       1,146        56,125            -                 -              -       57,271
Net loss for the year                      -           -             -            -           (34,650)             -      (34,650)
                                 ___________   __________    _________     ________       ___________    ___________    _________

Balance, December 31, 2005       151,065,824     151,066         6,180            -          (170,970)             -      (13,724)
Capital stock retired to the
treasury                        (116,000,000)   (116,000)       87,000            -                 -              -      (29,000)
Capital stock issued for
executive compensation
               - at $0.80          1,500,000       1,500     1,198,500            -                 -              -    1,200,000
Capital stock issued for loan
fee            - at $0.98             20,000          20        19,580            -                 -              -       19,600
Capital stock issued pursuant
to a private placement
               - at $0.25          8,000,000       8,000     1,087,050      904,950                 -              -    2,000,000
Finders' fees on private
placement                                  -           -      (147,500)           -                 -              -     (147,500)
Net loss for the period                    -           -             -            -           (23,502)    (1,775,999)  (1,799,501)
                                 ___________   __________    _________     ________       ___________    ___________    _________

Balance, September 30, 2006       44,585,824   $  44,586    $2,250,810     $904,950       $  (194,472)   $(1,775,999)  $1,229,875
                                 ===========   =========     =========     ========       ===========    ===========   ==========

*     The common stock issued has been retroactively  restated to reflect a forward stock split of 1,500 new shares for one old share, effective January 5, 2001 and a forward split of four new shares for one old share, effective February 20, 2006 (Note 7).
**    The par value of common stock has been retroactively restated to reflect a change from no par value to a par value of $0.001 per share.


                             SEE ACCOMPANYING NOTES


                               RADIAL ENERGY INC.
                       (formerly BV Pharmaceutical, Inc.)
                         (An Exploration Stage Company)
                    NOTES TO THE INTERIM FINANCIAL STATEMENTS
                               September 30, 2006
                             (Stated in US Dollars)
                                   (UNAUDITED)


Note 1        INTERIM REPORTING

              The accompanying unaudited interim financial statements have been prepared by Radial Energy Inc. (the "Company") pursuant to the rules and regulations of the United States Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments and disclosures necessary for a fair presentation of these financial statements have been included. Such adjustments consist of normal recurring adjustments. These interim financial statements should be read in conjunction with the audited financial statements of the Company for the fiscal year ended December 31, 2005.

              The results of operations for the nine months ended September 30, 2006 are not indicative of the results that may be expected for the full year.

Note 2        CONTINUANCE OF OPERATIONS

              These interim financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next twelve months. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern. At September 30, 2006, the Company had not yet achieved profitable operations, has accumulated losses of $1,970,471 since its inception, has a working capital deficiency of $1,190,531 and expects to incur further losses in the development of its business, all of which casts substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to
              generate  future  profitable   operations  and/or  to  obtain  the
              necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

              The Company has arranged a financing of up to $5,000,000 pursuant to a securities purchase agreement to issue and sell to the purchaser secured convertible debentures which shall be convertible into shares of the Company's common stock and will issue to the purchaser warrants to purchase the Company's common stocks (Note 10).

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(An Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)



Note 3        ADDITIONAL ACCOUNTING POLICIES

              EXPLORATION STAGE COMPANY

              The Company complies with Financial Accounting Standard Board Statement No. 7 the Securities and Exchange Commission Act Guide 7 for its characterization of the Company as an Exploration Stage Company. The Company is devoting substantially all of its present efforts to establish a new business and none of its planned principal operations have commenced. For the purpose of providing cumulative amounts for the statements of operations and cash flows, these amounts consider only those losses for the period from the Company's new exploration stage activity effective April 1, 2006.

              OIL AND GAS PROPERTIES

              The Company follows the full cost method of accounting for oil and gas operations whereby all costs of exploring for and developing oil and gas reserves are initially capitalized on a country-by-country (cost centre) basis. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling and overhead charges directly related to acquisition and exploration activities.

              Costs capitalized, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves. Petroleum products and reserves are converted to a common unit of measure, using 6 MCF of natural gas to one barrel of oil.

              Costs of acquiring and evaluating unproved properties are initially excluded from depletion calculations. These unevaluated properties are assessed periodically to ascertain whether impairment has occurred. When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion calculations.

              If capitalized costs, less related accumulated amortization and deferred income taxes, exceed the "full cost ceiling" the excess is expensed in the period such excess occurs. The "full cost ceiling" is determined based on the present value of estimated future net revenues attributed to proved reserves, using current prices less estimated future expenditures plus the lower of cost and fair value of unproven properties within the cost centre.

              Proceeds from a sale of petroleum and natural gas properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost centre. Royalties paid net of any tax credits received are netted with oil and gas sales.

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)


Note 3        ADDITIONAL ACCOUNTING POLICIES - (cont'd)

              EQUIPMENT AND DEPRECIATION

              Equipment is recorded at cost and depreciated over their estimated useful lives using the declining balance method. Additions are depreciated at half the annual rate in the year of acquisition.

Note 4        EQUIPMENT

                                                                                                   December 31,
                                                         September 30, 2006                            2005
                                         ____________________________________________________    _________________
                                                             ACCUMULATED
                                               COST          DEPRECIATION          NET                  NET

             Computer equipment          $       2,084     $         104    $       1,980        $           -
                                         =============     =============    =============        ==============


Note 5        OIL AND GAS PROPERTIES



                                                             September 30,     December 31,
                                                                  2006             2005
                                                                  ____             ____
            Anticline Project
                Equipment and advance on exploration        $     1,650,000   $             -
                Geological consulting                                68,426                 -
                                                            _______________   _______________
                                                                  1,718,826                 -

            Cherokee County Project
                Advance                                             700,000                 -
                                                            _______________   _______________
                                                            $     2,418,426   $             -
                                                            ===============   ===============


              i)  Anticline Project

                  On May 11, 2006, the Company entered into a Joint Operating Agreement ("JOA") with Peruvian and American companies whereby the Company acquired a 20% working interest and 18% revenue interest in an oil project located in Peru by funding the acquisition of certain equipment, for the shipment of this equipment to the project site in Peru and for the drilling, testing and evaluation of the first exploratory well on the property in the total amount of $1,650,000.

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)

Note 5        OIL AND GAS PROPERTIES - (cont'd)

              i)  Anticline Project

                  After the drilling of the first well is complete, the Company will have the option whether to proceed with the project by funding the drilling, testing and evaluation of another two wells on the property for an additional $1,650,000. This additional investment will also cover the costs to install production facilities, including pipeline and loading dock, tank batteries and pumping units as required to deliver the produced oil to market. Thereafter, the Company will have the option to pay for its 20% working interest share of the development and operation of the project.

                  In the event the Company and the transacting parties decide that the project is not feasible, the equipment acquired will be sold and the Company will be entitled to 67% of the proceeds.

                  At September 30, 2006, the Company had advanced $1,650,000 towards the acquisition of the equipment.

              ii) Cherokee County Project

                  By an assignment agreement dated June 27, 2006 and amended September 29, 2006, the Company has agreed to acquire a working interest from a Canadian company in three separate exploratory oil and gas prospects located in Cherokee County, Texas, under three leasehold assignment agreements with a company in Texas. In consideration for the assignment, the Company has agreed to pay $700,000 on or before November 17, 2006, with the vendor retaining a 4% overriding royalty. The payment covers the Company's share of the estimated capital expenditures to drill and complete the first test wells on each of the three prospects. The leasehold agreement for all three prospects includes a 30% working interest before payout of initial investment of the Canadian company and a 22.5% working interest after payout, with payout determined on a per project basis.

                  In the event that the Company fails to make the payment, the Canadian company has the option to have the rights of the agreement revert back or to receive from the Company a penalty payment in the amount of 120% of the $700,000 consideration and at its option, the amount shall be convertible into the securities of the Company at a price equal to the lowest offering price of the Company's securities to the general public during the year ended December 31, 2006.

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)

Note 6        NOTES PAYABLE - Note 7

              On July 12, 2006, the Company received $250,000 pursuant to a promissory note. The note is unsecured, bears interest at 12% per annum and is due July 12, 2007.

              On July 31, 2006, the Company received $100,000 pursuant to a promissory note. The note is unsecured, bears interest at 12% per annum and is due July 31, 2007. The Company paid a loan fee by the issuance of 20,000 shares of common stock valued at $19,600.

              On September 19, 2006, the Company received $35,000, pursuant to a promissory note. The note is unsecured, non-interest bearing and is due September 19, 2006. The note was paid in full subsequent to September 30, 2006.

Note 7        CAPITAL STOCK - Notes 6 and 9

              Effective on January 5, 2001, the Company forward split its issued common stock on the basis of 1,500 new for one old.

              On May 25, 2004, the Company amended its authorized capital stock to 75,000,000 common shares with a par value of $0.001 per share. The number of authorized shares and the par value per share as referred to in these financial statements has been restated wherever applicable to give retroactive effect to this amendment.

              On February 10, 2006, the Company repurchased a total of 29,000,000 common shares at $0.001 per share from the previous President of the Company by the issuance of a promissory note for $29,000 bearing interest at 8% per annum and due August 10, 2006. The Company repaid $20,000 of the promissory note on March 27, 2006, which was accepted as payment in full. Consequently the balance of the note and related interest was written off during the three months ended March 31, 2006.

              Effective on February 20, 2006, the Company forward split its issued common stock on the basis of four new for one old. The number of shares referred to in these financial statements has been restated wherever applicable to give retroactive effect on the forward stock splits. There was no effect on the Company's authorized share capital.

              The retroactive restatement of the issued common shares is required by the Securities and Exchange Commission's Staff Accounting Bulletin, Topic 4c. In actuality, the forward stock split, of four for one is effective after the Company's repurchase of 29,000,000 common shares. Consequently, the number of shares actually issued immediately prior to the split was 8,766,456 common shares. The actual number of common shares, both pre-forward split and post-forward split, are less than the number of common shares authorized of 75,000,000.

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)

Note 7        CAPITAL STOCK - Notes 6 and 9 - (cont'd)

              n March 29, 2006, the officers of the Company approved a plan of merger between the Company and Radial Energy Inc. a wholly-owned inactive subsidiary of the Company incorporated in the State of Colorado on April 10, 2006 by the Company. Under the plan of merger, the shares of Radial Energy Inc. were cancelled and the shareholders of the Company received one share of the newly-merged company for every share of BV Pharmaceutical, Inc. held. The purpose of the merger was to facilitate a name change to Radial Energy Inc.

              On July 7, 2006, the Company issued 1,500,000 common shares at $0.80 per share to an officer of the Company pursuant to an employment agreement (Note 9).

              On July 21, 2006, the Company issued 8,000,000 units at $0.25 per unit for proceeds of $2,000,000 through the private placement offering approved by the Company on February 10, 2006. Each unit consists of one common share and one stock purchase warrant exercisable until August 4, 2008, into one common share at $0.30 per share. The Company recorded finders' fees totalling $147,500, $117,500 was paid at September 30, 2006 and the remaining $30,000 was paid subsequent to September 30, 2006.

              On July 31, 2006, the Company issued 20,000 common shares for a loan fee valued at $19,600 pursuant to a promissory note for $100,000.

              STOCK PURCHASE WARRANTS

              As of September 30, 2006, the Company had 8,000,000 warrants outstanding entitling the holder thereof the right to purchase one common share for each warrant held.

              The fair value of these warrants of $904,950 was determined using the Black-Scholes stock price valuation model with the following assumptions:

                  Expected share price volatility           96%
                  Risk free interest rate                   4.91%
                  Expected dividend yield                   0.0%
                  Expected term in years                    2

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)

Note 8        RELATED PARTY TRANSACTIONS - Notes 7 and 9

              The Company incurred the following amounts charged by a former director of the Company and directors and officers of the Company pursuant to employment agreements (Note 9):

                                                                                                         April 1, 2006
                                                                                                            (Date of
                                                Three months ended             Nine months ended          Exploration
                                                                                                           Stage) to
                                                   September 30,                 September 30,           September 30,
                                               2006            2005           2006           2005             2006
                                               ____            ____           ____           ____             ____
             Consulting fees               $         -    $        -      $      9,000   $         -    $            -
             Executive  compensation  and
             benefits                            82,800            -         1,342,000             -         1,342,000
                                           ____________   __________      ____________   ___________    ______________
                                           $     82,800   $        -      $  1,351,000   $         -    $    1,342,000
                                           ============   ==========      ============   ===========    ==============


              As at September 30, 2006, the due to related parties of $36,847 (December 31, 2005: $Nil) consists of expenses owing to the directors and officers of the Company. These amounts are unsecured, non-interest bearing and have no specific terms of repayment.

Note 9        COMMITMENTS - Notes 7 and 10

              i) By an employment agreement dated March 10, 2006 with the President of the Company, and effective April 1, 2006, the Company will pay $180,000 per year plus annual bonuses as determined by the Board of Directors of the Company. In addition, the President will receive a $400 per month auto allowance, $800 per month insurance reimbursement and a minimum $1,000 per month for rental and administrative expenses to maintain an office. The Company may also issue stock options to the President as deemed appropriate by the Board of Directors. The term of the agreement is 3 years.

              ii) By an employment  agreement dated June 1, 2006, with the Chief
                  Operating Officer of the Company, and effective June 1, 2006, the Company will pay $132,000 per year plus annual bonuses as determined by the Board of Directors of the Company. In addition, the Chief Operating Officer will receive a $400 per month auto allowance, $800 per month reimbursement of the costs of the medical insurance coverage and a minimum $1,000 per month for rental and administrative expenses to maintain an office. The Company may also issue stock options to the Chief Operating Officer as deemed appropriate by the Board of Directors. The term of the agreement is 3 years. In addition, during the nine months ended September 30, 2006, the Company issued 1,500,000 common shares restricted under the Securities and Exchange Commission Rule 144 for additional consideration for this agreement valued at $1,200,000.

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)

Note 9        COMMITMENTS - Notes 7 and 10 - (cont'd)

             iii) By a business  consulting  agreement  dated April 1, 2006, the
                  Company will pay $10,000 per month for investor relations services for a term of two years.

             iv)  On August  23,  2006,  the  Company  entered  into a Letter of
                  Intent with a Columbian company, to enter into a joint operating agreement to acquire a twenty percent (20%) working interest in the right to explore and develop oil reserves and production located in Middle Magdalena Valley of Columbia. The Company's working interest will be subject to a joint operating agreement which is to be negotiated.

                  The Company will be required to contribute $2,200,000 in cash upon execution of the joint operating agreement, $350,000 will be due upon signing the joint operating agreement and another $350,000 will be due sixty days following the signing of the joint operating agreement. The remaining $1,500,000 will be due fifteen days following any capital call made by the Columbian company at any time following the execution of the joint operating agreement.

                  The   Company   will   receive  a  33.33%   participation   in
                  distributions until payout of $1,500,000 of its investment, then after payout, the interest will remain at 20%.

                  The Company has until November 22, 2006 to enter into the joint operating agreement. If the company fails to enter into the agreement by the deadline, then the Columbian company will have no obligation to enter into the joint operating agreement. Further, if the Company fails to properly execute the joint operating agreement, it shall be liable for a termination fee of up to $200,000 as follows:

                  (a) $50,000,  if the  Company  terminates  at any  time  on or before the date the Colombian government issues the appropriate authority to the Columbian Company to begin operations at the site;

                  (b) total of $100,000, if the Company terminates following the date the Colombian government issues such authority; and

                  (c) total of $200,000,  if the Company terminates more than 30 days following the date the Columbian government issues such authority.

              v) The Company has an office lease for a term of one year from September 1, 2006 to August 31, 2007 at a monthly lease of $1,300. It will automatically renew for the same term. The termination clause in the agreement requires a notice of three months.

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)

Note 10           SUBSEQUENT EVENTS - Note 7

              i) On October 2, 2006, the Company entered into a securities purchase agreement to issue up to $5,000,000 of secured convertible debentures which shall be convertible into common stock and stock purchase warrants to purchase common stock. Pursuant to the securities purchase agreement, the Company entered into an Investor Registration Rights Agreement, Security Agreement, and a Pledge and Escrow Agreement with the Purchaser. The Company will pay the purchaser a commitment fee of 10% of $5,000,000, which shall be paid proportionately upon each disbursement. In addition, the Company will pay the purchaser a non-refundable fee of $22,500 for structuring and due diligence in connection with this transaction ($11,250 paid during the nine months ended September 30, 2006).

                  The Company received $3,500,000 and the remaining $1,500,000 shall be funded within three business days after a registration statement for this debenture is declared effective by the Securities and Exchange Commission.

                  Pursuant to the securities purchase agreement, the Company issued to the purchaser 3,333,333 stock purchase warrants at an exercise price of $0.75 per share, 2,500,000 stock purchase warrants at an exercise price of $1.00 per share, 2,333,333 stock purchase warrants at an exercise price of $1.50 per share, and is obligated to issue to the purchaser an additional 1,000,000 stock purchase warrants at an exercise price of $1.50 per share when the final funding is received. The warrants will be exercisable for a term of five years. The Company has the option to force the purchaser to exercise the warrants within five days following the forced exercise notice assuming that there is sufficient number of shares of common stock to cover the underlying amount of warrants to be exercised and the daily Volume Weighted Average Price of the common stock for each of the five consecutive trading days prior to the forced exercised notice date is above the exercise price. The forced exercise notice shall be limited to 1/5 of the trading volume during the five day period. Any allowable forced exercise notice shall be reduced by any warrant amounts exercised by the purchaser during the five day period.

                  The debentures bear interest at 7.0% per annum, are due on October 2, 2009, secured by the assets of the Company and a pledge of common stock which shall include common stock held by the Company's officers and directors and the remaining shares shall be delivered in the form of a stock certificate in the name of the Company, to be held in escrow and are convertible into the Company's common stock, at the option of the purchaser at any time prior to redemption by the Company. The debentures will be convertible at a conversion price equal to the lesser of $1.0536 or 90% of the lowest volume weighted average daily closing price of the Company's common stock, during the 15 trading days immediately prior to the conversion date. The notes contain a provision whereby no holder is able to convert any part of the note into shares of the Company's common stock, if such conversion would result in beneficial ownership of the holder and its affiliates of more than 4.99% of the Company's then outstanding shares of common stock. The Company has the right at its option to redeem a portion or all amounts outstanding under the debentures by paying the holder the principal amount being redeemed plus a redemption premium of 20 to 30%.

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)

Note 10       SUBSEQUENT EVENTS - Note 7 - (cont'd)

              i) - (cont'd)

                  The warrants are detachable from the convertible debentures and will been accounted for separately in accordance with APB 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants". The conversion features of the convertible debentures will be classified as equity instruments in accordance with EITF 00-19. The proceeds of the issuance will be allocated on a relative fair value basis between the convertible debentures and the detachable warrant in accordance with APB 14. Subsequent to the allocation of the proceeds of the convertible debenture financing and in accordance with EITF 00-27, the Company will record the beneficial conversion feature, if any, as additional paid-in capital. The Company will amortize the discount using the effective interest method from commitment date to the redemption date.

              ii) On October  6,  2006,  the  Company  entered  into a Letter of
                  Intent with two companies in Denver, Colorado to participate in an Acreage Earning Agreement with a third party on acres of federal Wasatch/Mesa Verde formation leasehold interests which are located in Uintah County, Utah.

                  Pursuant to the agreement, the Company shall commit to the drilling of a minimum of three wells in 2007 and three wells in 2008 to test the property. The Company will carry the parties for 37.5% interest in the first three wells and will carry the parties for 12.5% working interest in the second three wells. Upon completion of the respective drilling obligations, the parties shall bear their 37.5% interest of all further wells, with the Company bearing the remaining 62.5% working interest. In the event the parties enter into an area of mutual interest with respect to any additional related acreage, such acreage shall be owned 62.5% by the Company and 12.5% by the two Colorado companies with the remaining 25% being offered to the third party. Should the Company fail to fund its share of the required wells during the first 2 year-period, it shall earn interest only in the drillsite spacing units and all undrilled acreage will revert back to the two companies.

                  The Company was required to enter into a Definitive Agreement setting out the final terms of the agreement by no later than October 25, 2006 and was required to pay to the two Colorado companies' finders' fees in the amount of $100,000. This amount was paid on October 19, 2006. This agreement has been extended to November 14, 2006.

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)


Note 11       NON-CASH TRANSACTIONS

              Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statements of cash flows.

              During the nine month period ended September 30, 2006:

              - the  Company  repurchased   116,000,000  common  shares  by  the
                issuance of a promissory note for $29,000.

              - the Company issued  1,500,000  common shares at $0.80  totalling
                $1,200,000  to  a  director  of  the  Company   pursuant  to  an
                employment agreement.

              - the Company  issued  20,000  common  shares for a financing  fee valued at $19,600 pursuant to a promissory note.

              During the period ended September 30, 2005

              - the  Company  issued  286,356  common  shares at $0.20 per share
                pursuant  to  the   conversion   of  the   $57,271   convertible
                debentures.

              These transactions have been excluded from the statements of cash flows.

Note 12       DISCONTINUED OPERATIONS

              During the nine months ended September 30, 2006, concurrent with the name change of the Company (Note 7), the Company announced its intention to shift its direction of business towards the acquisition, exploration and development of oil and gas projects. Previously, the Company's business was the collection, analysis and banking of personal DNA data. Assets, liabilities and results of operations from the Company's previous business have been disclosed as discontinued operations for the nine months ended September 30, 2006 and prior periods have been restated to conform with the current presentation.

              The balance sheets include the following amounts related to discontinued operations:

                                                                                 September 30,      December 31,
                                                                                      2006              2005
            Current assets of discontinued operations:                                ____              ____

              Accounts receivable                                               $             -   $         1,000
                                                                                ===============   ===============
            Current liabilities of discontinued operations:
              Unearned revenue                                                  $             -   $         7,500
                                                                                ===============   ===============

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)


Note 12       DISCONTINUED OPERATIONS - (cont'd)

              Net income from discontinued operations are as follows:

                                                                                                        April 1, 2006
                                                                                                          (Date of
                                                                                                         Exploration
                                              Three months ended             Nine months ended            Stage) to
                                                 September 30,                 September 30,            September 30,
                                             2006            2005           2006           2005             2006
                                             ____            ____           ____           ____             ____

            Revenues
              License fees               $          -   $          -    $         -    $          -   $            -
              Other income                          -              -          8,500             480                -
                                         ____________   ____________    ___________    ____________   ______________
                                                    -              -          8,500             480                -
                                         ____________   ____________    ___________    ____________   ______________

            Administrative expenses
              Bad debt                              -              -              -               -                -
              Intellectual property
               acquisition costs                    -              -              -               -                -
              Marketing research
               and development                      -              -              -               -                -
                                         ____________   ____________    ___________    ____________   ______________
                                                    -              -              -               -                -
                                         ____________   ____________    ___________    ____________   ______________
            Income from
             discontinued operations     $          -   $          -    $     8,500    $        480   $            -
                                         ============   ============    ===========    ============   ==============

              Cash flows from discontinued operations are as follows:

                                                                                                        April 1, 2006
                                                                                                          (Date of
                                                                                                         Exploration
                                                                             Nine months ended            Stage) to
                                                                               September 30,            September 30,
                                                                           2006            2006             2006
            Cash Flows used in Operating Activities                        ____            ____             ____

            Net income from discontinued operations                   $       8,500   $       480      $            -
            Changes in non-cash working capital balances related
             to operations
               Accounts receivable                                            1,000             -                   -
               Unearned revenue                                              (7,500)        7,500                   -
                                                                      ______________  ___________      ______________

            Increase in cash from discontinued operations             $       2,000   $     7,980      $            -
                                                                      ==============  ===========      ==============

Radial Energy Inc.
(formerly BV Pharmaceutical, Inc.)
(A Exploration Stage Company)
Notes to the Financial Statements
September 30, 2006
(Stated in US Dollars)
(UNAUDITED)


Note 13       COMPARATIVE FIGURES

              Certain of the comparative figures for the nine months ended September 30, 2005, have been reclassified to conform with the current periods presentation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our bylaws provide indemnification by the company of any individual made a party to proceeding because he is or was an officer, director, employee or agent of the company against liability incurred in the proceeding, to the fullest extent permissible under the laws of Nevada. The bylaws provide that the company advance the expenses of officers and directors incurred in defending any such proceeding, provided that the company received an undertaking from such person to repay the expenses advanced if it is ultimately determined that he is not entitled to be indemnified.

         The Nevada Revised Statutes ("NRS"), Chapter 78 provides:

         NRS 78.7502 provides for the discretionary and mandatory indemnification of officers, directors, employees and agents.

         NRS 78.7502 (1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         NRS 78.7502 (2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         NRS 78.7502 (3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 78.7502 (1) or
78.7502 (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         NRS 78.751 provides that authorization is required for discretionary indemnification of directors, officers, employees or agents, advancement of expenses to those parties and a limitation on indemnification and advancement of expenses.

         NRS 78.751 (1) provides that any discretionary indemnification under NRS 78.7502, unless ordered by a court or advancement pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

         (a)   By the stockholders;

         (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

         (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         NRS 78.751 (2) provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred or in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         NRS 78.751 (3) provides that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751:

         (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses relating to the registration of shares of common stock will be borne by us. These expenses, except the SEC registration fee, are estimated to be as follows:*

          SEC Registration fee......................................   $   1,341
          Accounting fees and expenses..............................   $   1,000
          Legal fees and expenses...................................   $  40,000
          Printing and engraving expenses...........................   $   2,000
          Registrar and transfer agent's fees.......................   $     500
          Miscellaneous fees and expenses...........................   $   1,000
                                                                       ---------
             Total..................................................   $  45,841

---------------------
* The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

ITEM 26     RECENT SALES OF UNREGISTERED SECURITIES

         From March 14, 2006 through August 2006, we sold to investors pursuant to subscription agreements an aggregate of 8,000,000 units, consisting of shares of our common stock and warrants to purchase our common stock in a private placement. Each unit consisted of one share of common stock and a warrant to purchase one share of common stock. The purchase price was $0.25 per unit and we received an aggregate of $2,000,000 in gross proceeds. The warrants have an exercise period of two years and an exercise price of $0.30 per share. The private placement had a minimum offering amount of $100,000 and a maximum offering amount of $2,000,000. In connection with the private placement, we paid an aggregate of $147,500 as finders' fee. The securities sold in the private placement were exempt from registration under the Securities Act of 1933, as


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


amended, pursuant to Regulation S promulgated thereunder and pursuant to the exemption from provided by Section 4(2) of the Securities Act for issuances not involving a public offering.

         On October 2, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the private placement of secured convertible debentures in the aggregate principal amount of $5,000,000. We closed on the first $2,000,000 on October 4, 2006; an additional $1,500,000 was funded on the date this Registration Statement was filed with the SEC; and the final $1,500,000 will be funded within three business days after this Registration Statement is declared effective by the SEC. The debentures accrue interest at a rate of 7.0% per annum, payable on the maturity date, and payable in cash or in shares of our common stock, at our option. The term of the debentures is three years, and the debentures will be convertible at a conversion price equal to the lesser of $1.0536 or 90% of the lowest daily volume weighted average price during the 15 trading days immediately preceding the conversion date, subject to a weighted average anti-dilution adjustment and other adjustments. We have the right at our option to redeem a portion or all amounts outstanding under the debentures by paying the holder the principal amount being redeemed plus a redemption premium, which is either 20% or 30% of the principal amount being redeemed depending on what the fixed conversion price is at the time of redemption as compared to the closing bid price of our common Stock. We also issued to the purchaser 3,333,333 common stock purchase warrants at an exercise price of $0.75 per share, 2,500,000 common stock purchase warrants at an exercise price of $1.00 per share, 2,333,333 common stock purchase warrants at an exercise price of $1.50 per share, and we are obligated to issue to the purchaser an additional 1,000,000 common stock purchase warrants at an exercise price of $1.50 per share on the third closing date. The warrants will be exercisable for a term of five years. The issuance of the debentures and warrants are exempt from registration pursuant to Regulation D promulgated under the Securities Act of 1933, as amended. In connection with the private placement, we agreed to pay a commitment fee equal to 10% of the purchase price from each closing and a structuring fee of $22,500 to the general partner of the purchaser.

ITEM 27     EXHIBITS

Exhibit
Number                                Description of Document
-------    ---------------------------------------------------------------------


   3(i).1 Amended and Restated Articles of Incorporation filed with the Nevada Secretary of State effective as of April 17, 2003. (Incorporated by reference to Exhibit 3(i).1 of Radial Energy Inc.'s Registration Statement on Form SB-2 filed on April 19, 2004.)
   3(i).2 Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State Effective as of September 23, 2003. (Incorporated by reference to Exhibit 3(i).2 of Radial Energy Inc.'s Registration Statement on Form SB-2 filed on April 19, 2004.)
   3(i).3 Certificate of Amendment to Articles of Incorporation filed with the Nevada Secretary of State Effective as of June 21, 2004. (Incorporated by reference to Exhibit 3 of Radial Energy's Registration Statement on Form SB-2/A filed on July 15, 2004.)
   3(i).4 Articles of Merger filed with the Nevada Secretary of State effective as of April 3, 2006. (Incorporated by reference to Exhibit 2 of Radial Energy Inc.'s Current Report on Form 8-K filed on April 21, 2006.)
   3(i).5 Certificate of Correction filed with the Nevada Secretary of State effective as of September 26, 2006. (Filed herewith.)
   3(ii) Bylaws (Incorporated by reference to Exhibit 3(ii) of Radial Energy Inc.'s Registration Statement on Form SB-2 filed on April 19, 2004.)
   5.1 Opinion of Greenberg Traurig, LLP as to the legality of the securities being offered. (Filed herewith.)
   10.1        Form of Subscription Agreement. (Incorporated by reference to
               Exhibit 10.1 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)
   10.2 Form of Common Stock Purchase Warrant. (Incorporated by reference to Exhibit 10.2 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)
   10.3 Letter of Intent by and between Radial Energy Inc. and Ziegler-Peru Inc. dated April 19, 2006. (Incorporated by reference to Exhibit 10.3 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)
   10.4 Joint Operating Agreement by and between Radial Energy Inc., Ziegler-Peru Inc., and Compania Consultora de Petroleo, S.A. effective as of May 11, 2006. (Incorporated by reference to Exhibit 10.4 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)

Exhibit
Number                                Description of Document
-------    ---------------------------------------------------------------------


   10.5        Employment Agreement by and between Radial Energy Inc. and G.
               Leigh Lyons dated March 10, 2006. (Incorporated by reference to
               Exhibit 10.5 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)
   10.6 Employment Agreement by and between Radial Energy Inc. and Omar Michel Hayes dated June 1, 2006. (Incorporated by reference to
               Exhibit 10.6 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)
   10.7 Assignment Agreement by and between Radial Energy Inc. and Pin Petroleum Partners Ltd. dated June 27, 2006. (Incorporated by reference to Exhibit 10.7 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.)
   10.8 Letter of Intent by and between Radial Energy Inc. and Maxim Well Services Ltd. dated August 23, 2006. (Incorporated by reference to Exhibit 10.1 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006.)
   10.9 Amendment to Assignment Agreement by and between Radial Energy Inc. and Pin Petroleum Partners Ltd. dated September 29, 2006. (Incorporated by reference to Exhibit 10.2 of Radial Energy Inc.'s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006.)
   10.10 Securities Purchase Agreement dated October 2, 2006 by and between Radial Energy Inc. and Cornell Capital Partners, L.P. (Filed herewith.)
   10.11       Form of Secured Convertible Debentures. (Filed herewith.)
   10.12       Form of Common Stock Purchase Warrant. (Filed herewith.)
   10.13 Security Agreement dated October 2, 2006 by and between Radial Energy Inc. and Cornell Capital Partners, L.P. (Filed herewith.)
   10.14 Pledge and Escrow Agreement dated October 2, 2006 by and between Radial Energy Inc. and Cornell Capital Partners, L.P. (Filed herewith.)
   10.15 Investor Registration Rights Agreement dated October 2, 2006 by and between Radial Energy Inc. and Cornell Capital Partners, L.P. (Filed herewith.)
   10.16 Letter Agreement with Maxim Well Services Ltd., dated November 14, 2006, amending Letter of Intent, dated August 23, 2006. (Incorporated by reference to Exhibit 10.1 of Radial Energy Inc.'s Current Report on Form 8-K filed on November 20, 2006.)
   23.1 Consent of Amisano Hanson, Chartered Accountants (Filed herewith.)
   23.2        Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
   23.3        Consent of Gustavson Associates LLC



ITEM 28     UNDERTAKINGS

A. The undersigned small business issuer hereby undertakes:

   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

   (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) That, to determine liability to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

               (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

               (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

               (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

               (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C. The undersigned small business issuer hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

   (1) If the small business issuer is relying on Rule 430B (ss.230.430B of this chapter):

               (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

               (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or (b)(7)
               of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i), (vii), or (x)
               of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.


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


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 20th day of February 2007.


                                             RADIAL ENERGY INC.

                                             By: /s/ G. LEIGH LYONS
                                                 -------------------------------
                                                     G. Leigh Lyons, President,
                                                     Chief Executive Officer,
                                                     Chief Financial Officer,
                                                     and Secretary





         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature               Title(s)                                    Date


/s/ G. LEIGH LYONS
-------------------
    G. Leigh Lyons       President, Chief Executive Officer,   February 20, 2007
                         Chief Financial Officer, Secretary
                         and Director
                         (Principal Executive Officer,
                         Principal Financial and Accounting
                         Officer)


/s/ OMAR HAYES
----------------
Omar Hayes               Chief Operating Officer and Director  February 20, 2007


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